Form 10-K, Exhibit 13
period 1997-06-30
HFNC FINANCIAL CORP
filed 1997-10-02
CIK 1001582

HFNC Financial Corp.
--------------------------------------------------------------------------------








                                      1997
                                     ANNUAL
                                     REPORT

                             Letter to Shareholders
--------------------------------------------------------------------------------

Dear Fellow Shareholders:

         We are pleased to present to you our second annual report, covering the fiscal year ended June 30, 1997. Our first full fiscal year of operation as a public company has been an eventful one. We have seen substantial progress in resolving the deposit insurance premium disparity between thrifts and banks. Though the $3.1 million up-front cost was considerable, our deposit insurance cost in the future will be greatly reduced. Also during this year, we have been able to return $5.26 per share to our shareholders through dividends, of which 95% represents a non-taxable return of capital. Our assets have increased to $893 million, an increase of 13%, even after payment of the special distribution of approximately $86 million. The asset growth occurred primarily in the loan portfolio, which has grown by more than $153 million, an increase of over 30% during this year alone. Contributing to the growth in our loan portfolio was the opening of our Fairview Office, which is a meaningful addition to our customer service delivery infrastructure. At this very desirable location, we have opened a new branch and consolidated our mortgage loan department.

Fiscal 1997 Results

         Consolidated net income for the year amounted to $7.4 million, or $.46 per share, compared to $7.6 million for the 1996 fiscal year. The fiscal 1997 net earnings, however, were impacted by a one time cost of $3.1 million ($1.9 million or $.12 per share after tax) pertaining to a special assessment by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund. Earnings for the 1997 fiscal year were also lessened due to the liquidation of securities to fund the $86 million special dividend paid to shareholders on March 18, 1997. After-tax earnings were reduced by approximately $1.1 million, or $.07 per share, due to this reduction in interest income. Net interest income for the year totaled $30.7 million, an increase of $6.6 million, or 27%, over the prior year.

         Of significance this year has been our continued improvement in asset quality. Nonperforming assets have declined 29.5% during the year, to $7.8 million at June 30, 1997 from $11.1 million at June 30, 1996. This represents a decline from 1.4% of total assets to 0.9% during the twelve month period. The June 30, 1997 allowance for loan losses stands at 109.3% of nonperforming loans, as compared to 87.5% a year ago.

Outlook

         Looking to the year ahead we will continue to look for ways to enhance shareholder value while maintaining our commitment to provide the very best quality service to our customers. Interest rates have remained relative stable and the area real estate market continues to be very good. As a result, loan demand is expected to continue to be brisk. Through the variety of loan programs that we are now offering, combined with the outstanding location of our new loan center, we expect continued growth in loan production while maintaining our emphasis on asset quality.

         In the past year there were several extraordinary charges as we have reported to you. With these costs behind us, we anticipate earnings improvements in the year ahead. This has been a good year for your company and its shareholders. We were delighted to be able to pay the $5 special distribution and will continue to look for ways to increase shareholder value. We look ahead with anticipation.

         We solicit your business and ask that you recommend Home Federal to others. You can thus play a part in the growth and success of your company. I am grateful to our directors, officers and employees for their commitment to service. I appreciate your support and welcome your comments.

Sincerely,

/s/H. Joe King, Jr.

H. Joe King, Jr.
Chairman of the Board,
President and Chief Executive Officer

                                Corporate Profile
--------------------------------------------------------------------------------

HFNC Financial Corp. (the "Company") was incorporated in August 1995 under North Carolina law for the purpose of acquiring all of the capital stock issued by Home Federal Savings and Loan Association ("Home Federal" or the "Association") in connection with its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Conversion"). The Conversion was consummated on December 28, 1995 and, as a result, the Company became a unitary savings and loan holding company of the Association. The Company has no significant assets other than the shares of the Association's common stock acquired in the Conversion and the common stock of HFNC Investment Corp., a wholly-owned, Delaware chartered finance subsidiary of the Company. The Company has no significant liabilities.

The Association is a federally chartered stock savings and loan association which believes that it is the oldest thrift presently operating in the Carolinas. The Association dates back to 1883 with the founding of Mechanics Perpetual Building and Loan Association. Home Federal conducts business from its main office and eight branch offices and a loan origination office, all located in Mecklenburg County, North Carolina. The Association is a community oriented savings institution which has traditionally offered a wide variety of savings products to its retail customers while concentrating its lending activities on the origination of loans secured by one- to four-family residential dwellings, including an emphasis on loans for construction of residential dwellings. To a significantly lesser extent, the Association's activities have also included origination of commercial real estate, land and consumer loans. In addition, the Association maintains a significant portfolio of investment securities which are issued by the United States government or agencies thereof, or government sponsored enterprises.

At June 30, 1997, the Company had total assets of $892.9 million, total deposits of $443.8 million and shareholders' equity of $161.1 million. The Company's and the Association's principal executive offices are located at 139 South Tryon Street, Charlotte, North Carolina 28202, and their telephone number is (704) 373-0400.

Table of Contents

        President's Letter to
        Shareholders

        Corporate Profile


                                    PAGE

     Selected Consolidated
     Financial Highlights              1

     Management's Discussion and
     Analysis of Financial
     Condition and Results of
     Operations                        2

     Report of Independent
     Certified Public Accountants     17

     Financial Statements             18

     Home Federal Savings and
     Loan Association Account
     Services

     Shareholder Information

     HFNC Financial Corp.
     Directors and Officers

     Home Federal Savings and
     Loan Association Officers
     and Banking Locations

                                             SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                             AS OF OR FOR THE YEAR ENDED JUNE 30,
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       ----------------------------------------------------------------------------
                                                           1997              1996            1995            1994           1993
Selected Consolidated Financial Data:
Total assets ...................................       $   892,920         $788,878        $589,659        $574,676        $588,337
Securities .....................................           175,710          248,445         114,387         101,249          61,277
Loans receivable, net ..........................           658,323          505,131         436,008         436,642         481,896
Real estate ....................................               868            2,539           2,804           3,818           7,960
Deposits .......................................           443,840          448,571         490,566         445,496         465,434
Other borrowings ...............................           277,000           85,000          10,000          50,000          56,000
Shareholders' equity ...........................           161,060          246,504          81,812          73,172          60,803
Book value, per share ..........................       $      9.37         $  14.34             N/A             N/A             N/A
Nonperforming assets ...........................             7,830           11,108          12,857          21,243          32,138

Selected Operating Data:
Net interest and dividend income ...............       $    30,697         $ 24,133        $ 21,870        $ 27,462        $ 28,717
Provision for loan losses
 (recovery of allowance) .......................               (59)             337             486           1,352           4,791
Other operating income .........................             1,202            1,817           1,430           2,636           1,341
Other operating expenses .......................            19,985           12,423          12,807          12,051          11,476
Net income .....................................       $     7,364         $  7,574        $  6,150        $ 12,369        $  6,578
Earnings per share:
  Excluding SAIF assessment ....................                 0.58           N/A             N/A             N/A             N/A
  Including SAIF assessment ....................                 0.46           N/A             N/A             N/A             N/A
Dividends per share ............................                 5.26           N/A             N/A             N/A             N/A

Selected Operating Ratios:
Average interest rate spread * .................                 2.35%         2.34%           3.35%           4.64%           4.77%

Net interest margin * ..........................                 3.70          3.65            3.89            5.01            5.08

Ratio of interest-earning assets
 to interest-bearing liabilities ...............                 1.32          1.31            1.12            1.10            1.07

Return on average assets:
  Excluding SAIF assessment ....................                 1.08          1.11            1.05            2.15            1.11

  Including SAIF assessment ....................                 0.86          1.11            1.05            2.15            1.11

Return on average equity:
  Excluding SAIF assessment ....................                 4.34          4.22            7.89           17.57           11.18

  Including SAIF assessment ....................                 3.46          4.22            7.89           17.57           11.18

Full-service offices at end of period ..........                 9                8               8               8               8

                                             SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                             AS OF OR FOR THE YEAR ENDED JUNE 30,
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       ----------------------------------------------------------------------------
                                                           1997              1996            1995            1994           1993
Asset Quality Ratios:
Nonperforming loans and troubled
 debt restructurings as a percent
 of net loans ..................................                 1.06%         1.70%           2.48%           4.26%           5.30%

Nonperforming assets and
 troubled debt restructurings as a
 percent of total assets .......................                 0.87          1.41            2.17            3.70            5.46

Allowance for loan losses as a
 percent of nonperforming loans and
 troubled debt restructurings ..................               109.33         87.47           74.73           42.07           28.10

* Average yield information has been computed using the historical cost balances of investments available for sale and does not give effect to changes in fair value that are reflected as a component of shareholders' equity.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, which consist principally of loans, and securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits and other borrowings. The Company's net income also is affected by its provision for loan losses, as well as the level of its other operating income, including loan fees and service charges, gains on sale of loans and on sale of real estate owned ("REO"), and its other operating expenses, including personnel expenses, occupancy expense, federal deposit insurance premiums, net cost of real estate operations and miscellaneous other expenses, and income taxes.

         The following discussion provides an overview of the financial condition and results of operations of the Company, and should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein.

Summary of Changes in Financial Condition

         The Company's assets increased by $104.0 million, or 13.2%, to $892.9 million at June 30, 1997 from $788.9 million at June 30, 1996. The increase in assets primarily reflects the leveraging of the Company's capital through growth in loans receivable. Net loan originations amounted to $152.5 million during the year, compared to $70.1 million in fiscal 1996. The growth in loans was offset somewhat by the payment of a $5 per share special distribution to shareholders on March 18, 1997. This distribution was partially funded by the sale of securities, which declined $72.7 million to $175.7 million at June 30, 1997. Total liabilities increased $189.5 million, or 34.9%, during the 1997 fiscal year due to an increase in other borrowed funds of $192.0 million. These borrowings were used to fund the loan portfolio growth and a portion of the cost of the special distribution. Shareholders' equity decreased $85.4 million to $161.1 million or 18.0% of total assets at June 30, 1997. This decrease reflects the payment of $83.1 millon in distributions to shareholders during the fiscal year (including the special distribution discussed above) and the net increase in cost of unearned Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock in the Recognition and Retention Plan amounting to approximately $14.4 million, offset somewhat by an increase in unrealized gain on securities available for sale of $4.2 million and earnings during the period of $7.4 million.

         Securities. At June 30, 1997, total securities amounted to $175.7 million, a decrease of $72.7 million, or 29.3%, from the prior year level. This decrease was due to the liquidation of securities to partially fund the special distribution to shareholders in March 1997. Securities at June 30, 1997 consisted of $53.2 million of mortgage-backed securities, with the remaining $122.5 million invested primarily in agency securities held principally for liquidity purposes. The corresponding amounts at June 30, 1996 were $125.7 million and $123.2 million, respectively.

         The Company's securities have been classified by management as "available for sale." Under this classification, management may utilize these securities for various asset/liability management purposes, and they may be sold in response to liquidity needs, changes in interest rates, and other factors. They are accounted for at fair value, with unrealized gains and losses recorded as a separate component of shareholders' equity.

         Loans. Net loans receivable increased $153.2 million, or 30.3% , to $658.3 million at June 30, 1997, compared to $505.1 million at June 30, 1996. This increase primarily resulted from the use of outside loan correspondents to supplement the efforts of the Association's own loan officers. These correspondent loans were originated using the Association's normal underwriting standards, rates, and terms, and were approved by the Association's loan committee prior to origination. The subject properties were all in the Association's market area. The Association intends to continue its use of loan correspondents as long as management deems their use to be beneficial to the Association. However, the Association has no agreement or obligation to continue their use. A significant portion of the new loans are adjustable rate loans that are fixed for the first three or five years, then adjust annually for the remainder of the life of the loan. Most of these loans are convertible to a fixed rate during the first five years of the adjustable period, upon payment of a one-time fee. Adjustable rate loans amounted to $139.6 million at June 30, 1997, compared to $67.4 million at June 30, 1996, an increase of $72.2 million, or 107.1%.

         As a result of the growth in permanent residential mortgage loans in the fiscal 1997 year, these loans have increased as a percentage of the total loan portfolio to 79.7% at June 30, 1997, up from 75.4% at June 30, 1996. The remainder of the loan portfolio at June 30, 1997 consisted of construction loans (9.7%), commercial real estate loans (4.3%) land loans (2.8%), and consumer loans (3.5%). The comparable percentages at June 30, 1996 were construction loans (11.1%), commercial real estate loans (5.3%), land loans (4.1%), and consumer loans (4.1%).

         Unearned loan fee income at June 30, 1997 was $5.3 million, up from $5.1 million at June 30, 1996. These unearned fees are recognized as an adjustment to yield over the contractual lives of the related loans. Undisbursed amounts of loans in process (primarily construction loans) were $33.0 million at June 30, 1997, compared to $34.8 million at June 30, 1996.

         Borrowed Funds. Borrowed funds increased $192.0 million, to $277.0 million at June 30, 1997 from $85.0 million at June 30, 1996. The additional borrowings during fiscal 1997 consisted of $35.0 million in securities sold under repurchase agreements, $129.0 million in Federal Home Loan Bank advances, and a $28.0 million short-term bank loan. These borrowings were used to fund loan growth and a portion of the special distribution to shareholders.

         Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table sets forth, for the periods and at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.

                                                                   Year Ended June 30,
                                           At          -------------------------------------------
                                        June 30,
                                          1997                             1997
                                     ------------      -------------------------------------------

                                        Weighted                                          Average
                                         Yield/            Average                         Yield/
                                         Rate(1)           Balance         Interest         Rate
                                     ------------      -------------     -----------     -------
                                                        (Dollars in Thousands)
Interest-earning assets:
  Investment securities                  5.79%             $119,816        $ 7,443        6.21%
  Mortgage-backed securities             7.40               101,010          6,990        6.92
  Loans receivable                       7.97               584,418         49,101        8.40
  Other interest-earning assets          5.91                25,216          1,781        7.06
                                                            -------        -------
    Total interest-earning assets        7.57%              830,460         65,315        7.87%
                                         ====                              =======        ====

Noninterest-earning assets                                   24,315
                                                           --------
    Total assets                                           $854,775
                                                           ========

Interest-bearing liabilities:
  Deposits                               5.24%             $440,899        $23,565        5.34%
  Other borrowed funds                   5.85               186,657         11,054        5.92
                                                           --------        -------
    Total interest-bearing
      liabilities                        5.46%             $627,556        $34,619        5.52%
                                         ====                              =======        ====

Noninterest-bearing liabilities                              14,130
                                                           --------
   Total liabilities                                        641,686
Equity                                                      213,089
                                                           --------
   Total liabilities and equity                            $854,775
                                                           ========

Net interest-earning assets                                $202,904
                                                           ========
Net interest income/interest
 rate spread                                                               $30,696        2.35%
                                                                           =======        ====
Net interest margin (2)                                                                   3.70%
                                                                                          ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                                             1.32
                                                                                          ====

                                                                      Year Ended June 30,
                                     -------------------------------------------------------------------------------------

                                                        1996                                          1995
                                     -----------------------------------------     ---------------------------------------

                                                                      Average                                      Average
                                       Average                         Yield/       Average                         Yield/
                                       Balance        Interest          Rate        Balance       Interest           Rate
                                     ----------     ----------      ----------     --------     -----------     -----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
  Investment securities                $119,069       $ 6,818          5.73%       $114,483        $ 6,246         5.46%
  Mortgage-backed securities             38,912         2,730          7.02              --             --           --
  Loans receivable                      454,168        39,995          8.81         433,081         38,909         8.98
  Other interest-earning assets          49,873         2,599          5.21          15,353            966         6.29
                                       --------       -------                      --------         ------
    Total interest-earning assets       662,022       $52,142          7.88%        562,917        $46,121         8.19%
                                                      =======          ====                         ======         ====

Noninterest-earning assets               24,696                                      24,605
                                       --------                                    --------
    Total assets                       $686,718                                    $587,522
                                       ========                                    ========

Interest-bearing liabilities:
  Deposits                             $491,065       $27,218          5.54%       $452,497       $ 21,464         4.74%
  Other borrowed funds                   14,423           790          5.48          48,101          2,787         5.79
                                       --------       -------                      --------        -------
    Total interest-bearing
      liabilities                      $505,488       $28,008          5.54%        500,598       $ 24,251         4.84%
                                                      =======          ====                        =======         ====

Noninterest-bearing liabilities          11,786                                       8,933
                                       --------                                    --------
   Total liabilities                    517,274                                     509,531
Equity                                  169,444                                      77,991
                                       --------                                    --------
   Total liabilities and equity        $686,718                                    $587,522
                                       ========                                    ========

Net interest-earning assets            $156,534                                    $ 62,319
                                       ========                                    ========
Net interest income/interest
 rate spread                                         $ 24,134          2.34%                      $ 21,870         3.35%
                                                     ========          ====                        =======         ====
Net interest margin (2)                                                3.65%                                       3.89%
                                                                       ====                                        ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                          1.31                                        1.12
                                                                       ====                                        ====

(1)      Includes non-accrual loans.
(2)       Net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table sets forth the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate) and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                                                            Year Ended June 30,
                                        -----------------------------------------------------------------------------------------
                                               1997 vs. 1996                                  1996 vs. 1995
                                                 Increase                                        Increase
                                             (Decrease) Due to                              (Decrease) Due to
                                        ----------------------                        ------------------------
                                                                          Total                                            Total
                                                                        Increase                                         Increase
                                            Rate          Volume       (Decrease)         Rate            Volume        (Decrease)
                                        ----------     ---------      -----------     -----------     -----------      -----------
                                                                             (In Thousands)
Interest-earnings assets:
  Investment securities                     $  582         $   43        $  625         $     316      $     256       $     572
  Mortgage-backed securities                  (37)          4,297         4,260                --          2,730           2,730
  Loans receivable, net                    (1,737)         10,843         9,106             (753)          1,830           1,077
  Other interest-earning assets              2,089        (2,907)         (818)             (129)          1,771           1,642
                                             -----        -------       -------                         --------        --------
       Total interest-earning assets           897         12,276        13,173             (566)          6,587           6,021
                                           -------         ------        ------         --------        --------        --------

Interest-bearing liabilities:
  Deposits                                   (954)        (2,699)       (3,653)             3,823          1,931           5,754
  Other borrowed funds                          69         10,195        10,264             (141)        (1,855)         (1,996)
                                             -----         ------        ------         --------       --------        --------
       Total interest-bearing liabilities    (885)          7,496         6,611             3,682             76           3,758
                                             -----          -----        ------          --------       --------        --------
Increase (decrease) in net interest income  $1,782         $4,780        $6,562        $  (4,248)      $   6,511       $   2,263
                                             -----          -----         -----         ========        ========        ========

Results of Operations

         Net Income. The Company reported net income of $7.4 million for the fiscal year ended June 30, 1997, compared to $7.6 million for the fiscal year ended June 30, 1997, a decrease of $210,000, or 2.8%. This decrease was attributable to a decrease in other operating income of $615,000, or 33.8%, and an increase in other operating expenses of $7.6 million, or 60.9%. The increase in other operating expenses included a $3.1 million one-time federal deposit insurance assessment, as discussed below. These changes were partially offset by an increase in net interest income of $6.6 million, or 27.2%, and a decrease in the provision for loan losses of $396,000. The Company reported net income of $7.6 million for the fiscal year ended June 30, 1996, compared to $6.2 million for the fiscal year ended June 30, 1995, an increase of $1.4 million or 23.2%. This increase was attributable to an increase in net interest and dividend income of $2.3 million, or 10.3%, an increase in other operating income of $386,000, or 27.0%, and a decrease in other operating expenses of $384,000, or 3.0%. Such results were partially offset by an increase in the income tax provision of $709,000, or 18.4%, and an after-tax one-time cost of $1.1 million resulting from the adoption of Statement of Financial Accounting Standard ("SFAS") No. 106 related to post-retirement benefits.

         The current year was impacted by a $3.1 million one-time special assessment by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF"). Due to this recapitalization of the SAIF, annual insurance premiums for savings and loan associations were reduced from $.23 per $100 of deposits to approximately $.064 per $100, a level more comparable to that of commercial banks. The reduced premiums took effect in January 1997 and will benefit the Company's net income in future periods.

         Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net interest income increased $6.6 million, or 27.2%, to $30.7 million for the year ended June 30, 1997, compared to $24.1 million for the prior year. This increase consisted of a $13.2 million, or 25.3%, increase in interest income, offset somewhat by a $6.6 million, or 23.6%, increase in interest expense. The Company's net interest income increased $2.3 million, or 10.3%, to $24.1 million for the year ended June 30, 1996, compared to $21.9 million for the prior year. This consisted of a $6.0 million or 13.1% increase in interest income, offset somewhat by a $3.8 million or 15.5% increase in interest expense.

         During the current year, the Company's net interest margin increased slightly to 3.70% from 3.65% during the prior year, and the net interest rate spread increased similarly to 2.35% from 2.34%. These minor changes were due to relatively consistent overall yields and costs on interest-earning assets and interest-bearing liabilities. The net interest margin declined, however, to 3.28% during the quarter ended June 30, 1997 due to the payment of the special distribution to shareholders in March 1997, which decreased interest-earning assets without a corresponding decline in interest-bearing liabilities. The ratio of average interest-earning assets to average interest-bearing liabilities declined to 1.2 during the quarter ended June 30, 1997, compared to 1.3 during the prior fiscal year. The net interest margin in future periods will continue to be impacted by this payment of interest-earning funds.

         During fiscal 1996, the Company's net interest margin declined to 3.65% from 3.89% in the fiscal year ended June 30, 1995 and the net interest rate spread decreased to 2.34% from 3.35%. These decreases were due to the continuing effects of the interest rate increases and flattening of the yield curve experienced during late 1994 and early 1995, which increased the Association's cost of funds during that period. Fiscal 1996 net interest and dividend income increased over the prior year, however, because the decrease in spread was more than offset by an increase in the ratio of average interest earning assets to average interest-bearing liabilities to 1.3 for the year ended June 30, 1996 from 1.1 for the year ended June 30, 1995. This increase was primarily due to investment of the proceeds of the Conversion and a significant increase in loan originations during the year, which combined to increase interest earning assets to an average of $662.0 million in 1996 from $562.9 million in 1995. In addition, the Company experienced a moderation in the cost of deposits during the period, with the weighted average cost of deposits dropping to 5.42% at June 30, 1996, compared to 5.67% at June 30, 1995, though the average rate paid for the year was higher than the average rate for fiscal year 1995. Consequently, the net interest margin improved over the course of fiscal 1996, amounting to 4.23% during the quarter ended June 30, 1996, compared to 3.54% during the quarter ended June 30, 1995.

         Interest Income. During fiscal 1997, interest income increased $13.2 million, or 25.3%, from the prior year due primarily to continued loan growth and to a lesser extent, to a higher average balance in mortgage-backed securities. Average loans outstanding increased during the current fiscal year to $584.4 million from $454.2 million in the prior year due to continued leveraging of the Company's capital (discussed more extensively at "Summary of Changes in Financial Condition -- Loans"). The average balance of mortgage-backed securities increased to $101.0 million in the current year, compared to $38.9 million in the prior year. These securities were purchased with a portion of the proceeds of the stock conversion during the third quarter of the 1996 fiscal year and were therefore outstanding for less than two quarters of fiscal 1996. Approximately one-half of these securities were sold during the third quarter of fiscal 1997 to fund a portion of the special distribution to shareholders, while the remainder continued to be outstanding throughout fiscal 1997. Consequently, the average for the current year was significantly higher than the average for the prior year. These increases in average earning assets were complemented by an increase in the average yield on securities, and offset to some extent by a decrease in average yield on loans. The average yield on securities increased to 6.59% in the current year, compared to 5.84% in the prior year, due to increased investment in longer term, and higher yielding, securities, including mortgage-backed securities, than in the time period prior to the conversion to stock ownership in fiscal 1996. The average yield on loans declined during the current year to 8.40% from 8.81% due to two primary factors. First, the initial rate of the new adjustable rate loan products introduced during the last two years is at a moderate discount compared to the rate for fixed rate loans. These initial rates are fixed for the first three or five years before adjusting to market rates. Secondly, current interest rates for new loan originations in the overall market are lower than the average rate of the portfolio, so that new originations reduce the portfolio's average rate. During fiscal 1996, interest and dividend income increased $6.0 million or 13.1% from the prior year due to the investment of the conversion proceeds into interest-earning assets, including loans and securities. The positive impact of an increase in the average balance of interest-earning assets was somewhat offset by moderate declines in the yields on loans and other interest-earnings assets. The average balance of investment securities amounted to $119.1 million during the year ended June 30, 1996, compared to an average balance of $114.5 million during the prior year, while the average yield increased to 5.73% from 5.46%. The average balance increased due to the temporary deployment of conversion proceeds, while the average yield increased due to investment in longer term and higher yielding securities than in the 1995 year. The average balance of mortgage-backed securities increased from none during the prior year to $38.9 million during fiscal 1996 due to investment of a portion of the conversion proceeds in these securities during the latter half of the year. The average yield on these securities was 7.02%. Net loans receivable averaged $454.2 million during the year ended June 30, 1996, compared to an average of $433.1 million during the year ended June 30, 1995, while the average yield declined to 8.81% from 8.98%. The increase in the average balance was largely due to the heavy volume of loan originations during the last quarter of fiscal 1996, during which time net loans outstanding increased $43.1 million. This growth resulted from new loan products and from the use of outside loan correspondents in generating new loans. The average yield generally declined due to the flattening of the yield curve noted above and to the new adjustable rate loan products that were originated at lower initial rates then fixed rate loans, though allowing greater interest rate sensitivity in future periods.

         Interest Expense. During fiscal 1997, interest expense increased $6.6 million, or 23.6%, compared to the prior year primarily due to an increase in the average balance of other borrowed funds and an increase in the average rate paid on these funds. The average balance of other borrowings increased to $186.7 million in the current year from $14.4 million in the prior year in order to fund the growth in assets and therefore leverage the Company's capital. The average rate paid on these borrowings increased to 5.92%, compared to 5.48% in fiscal 1996. This increase in the average rate of borrowings was somewhat offset by a decrease in the cost of deposits. The Association has sought to moderate its cost of deposits by not renewing high rate certificates of deposit as they have matured, or by renewing them at market rates. As a result, the cost of deposits declined to 5.34% for the fiscal year ended June 30, 1997 from 5.54% in the prior year. Interest expense for the year ended June 30, 1996 increased $3.8 million, or 15.5% compared to the prior year primarily due to an increase in interest paid on customer deposits of $5.8 million, offset somewhat by a decrease in the interest on other borrowings of $2.0 million. Interest on deposits primarily increased due to an increase in the average rate paid to 5.54% in fiscal 1996 from 4.74% in the prior year. An increase in the average balance of deposits to $491.1 million during the year ended June 30, 1996 from $452.5 million during the year ended June 30, 1995 also contributed to the increase in interest expense. The increase in the average balance was partially due to stock subscription funds that were temporarily held in deposit accounts pending the close of the stock conversion in December 1995. The increase in the average rate paid primarily resulted from the continuing effects of the higher rates paid on certain certificates of deposit opened during the third and fourth quarters of fiscal 1995. As noted above, many of these certificates have matured and have either not been renewed or have been renewed at lower rates, but a portion of these products remain on the Association's books and will continue to impact the Association's interest expense through the second quarter of the 1997 fiscal year. Interest on other borrowings decreased due to a decrease in the average balance outstanding to $14.4 million for the year ended June 30, 1996 from $48.1 million in the prior year as well as a decline in average rate paid to 5.48% in 1996 from 5.79% in 1995.

         Provision for Loan Losses. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate by the Company considering industry standards, past due loans, economic conditions in its market area, and other factors related to the collectibility of the loan portfolio. The Company recorded a $59,000 recovery of allowance during the year ended June 30, 1997 compared to a provision for loan losses of $337,000 during the year ended June 30, 1996. The recovery of allowance in the current year was due to improvements in the level and nature of the Company's non-performing loans, particularly related to one large borrower who has been involved in a legal dispute with the Company since 1991. Overall, nonperforming loans declined $1.6 million during fiscal year ended June 30, 1997, to $7.0 million from $8.6 million at the prior year end. The allowance for loan losses amounted to $7.6 million at June 30, 1997, or 109.3% of nonperforming loans at June 30, 1997, compared to $7.5 million, or 87.5% of nonperforming loans at June 30, 1996. The Company recorded a $175,000 net recovery of charged-off loans during the 1997 fiscal year, compared to a net charge-off of $929,000 in the 1996 fiscal year. The 1996 charge-offs included a charge-off of $909,000 related to one borrower.

         Other Operating Income. Total other operating income amounted to $1.2 million during the fiscal year ended June 30, 1997, compared to $1.8 million in the prior year, a decrease of $615,000, or 33.8%. This decrease was due primarily to a fiscal 1996 gain of $658,000 on the sale of excess land adjacent to a branch office, with no such sale in the current year. In fiscal 1996, total other operating income increased $387,000, or 27.0% over the prior year, due primarily to a gain of $658,000 on the sale of excess land adjacent to a branch office. This was offset somewhat by a decline of $124,000 in other miscellaneous items of operating income, the most significant of which was a reduction of $262,000 in commissions from the sale of annuities and various insurance products by the Association's wholly owned subsidiary.

         Other Operating Expenses. Total other operating expenses during the current year increased $7.6 million, or 60.9%, as compared to the 1996 fiscal year. This increase resulted from a $4.4 million increase in personnel expenses, a $3.1 million one-time assessment to recapitalize the SAIF and an increase in other miscellaneous expenses category of $882,000. These increases were partially offset by a $449,000 decrease in federal deposit insurance premiums and a $272,000 decrease in the net cost of real estate operations.

         The fiscal 1997 increase in personnel expenses included the $2.2 million fair market value of 61,953 vested shares of stock granted to the Company's three executive officers in December 1996 and 61,955 vested shares granted to the Company's Board of Directors and various employees and members of management during the quarter ended March 31, 1997 pursuant to the Recognition and Retention Plan and Trust adopted by the shareholders on December 30, 1996. An additional cost of $1.0 million was accrued during the third and fourth quarters for shares awarded under the plan that will vest in fiscal 1998. Due to the vesting schedule and accrual of fiscal 1998 cost, the current fiscal year included approximately 1.5 years of cost related to the plan. Costs related to the ESOP represent the other significant component of the increase in personnel expenses. Generally accepted accounting principles require recognition of compensation expense for shares released from the ESOP at the fair value of the shares at the time they are committed to be released rather than at the cost of the shares to the ESOP. Because the ESOP was in existence for the full fiscal year in 1997 and only two quarters of the 1996 fiscal year and due to the significant increase in stock price during the 1997 fiscal year, the accounting cost recognized for the ESOP increased markedly, to $1.5 million in the 1997 fiscal year compared to a fiscal 1996 cost of $425,000.

         The increase in fiscal 1997 other miscellaneous expenses is attributable to two primary factors. The Company experienced a $460,000 increase in legal and professional fees to determine the nature, tax treatment, and other implications of the special distribution to shareholders paid in March 1997 and for legal costs associated with the ongoing lawsuit by a former borrower. The Company also experienced $237,000 in new corporate costs during the current year such as a new franchise tax, annual and special meeting costs, quarterly and annual reports, shareholder mailings, and stock market listing fees. The $449,000 decrease in the federal deposit insurance premiums was due to a reduction in the annual rate paid by the Association for FDIC insurance premiums beginning in January 1997, resulting from the special assessment in the first fiscal quarter. The net cost of real estate operations declined primarily due to a $149,000 net gain on the sale of foreclosed real estate in the current year compared to a $179,000 net loss in the prior year, a difference of $328,000 from fiscal 1996 to fiscal 1997.

         Total other operating expenses during fiscal 1996 declined $384,000, or 3.0%, resulting from a decline in the net cost of real estate operations of $916,000 and a decline in personnel expenses of $255,000, which were partially offset by an increase in the "other" category of $571,000 and several less significant increases in other components of non-interest expenses. The primary component of the cost of real estate operations is the provision for losses on foreclosed properties, which declined from $1.2 million in the prior year to $140,000 in the current year. This decline resulted from the resolution of several significant groups of foreclosed properties during the 1995 fiscal year and a lower level of additional foreclosures in the 1996 year. The decline in personnel expenses was due to several changes. A retirement plan for the Board of Directors and several officers was implemented in the year ended June 30, 1995, resulting in the recognition of an initial implementation cost of $751,000, compared to a periodic cost in fiscal 1996 of only $25,000. This decline in cost was substantially offset by increases in the periodic cost of post-retirement benefits following the implementation of SFAS No. 106 with a year-to-date cost of $251,000 (see "Change in Accounting Principle" below) and to costs associated with the employee stock ownership plan adopted in connection with the Conversion. Such costs amounted to $425,000 in fiscal 1996. Other miscellaneous operating expenses increased due to the accumulated effect of several cost factors.

         Provision for Income Taxes. The Company recorded a provision for income taxes of $4.6 million, $4.6 million, $3.9 million for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. The effective tax rates for these years were 38.5%, 34.6% and 38.5%, respectively.

         Change in Accounting Principle. The Company adopted SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" during the 1996 fiscal year. As a result, the Company recognized a $1.7 million accumulated post-retirement benefit obligation effective July 1, 1995. On an after-tax basis, this charge amounted to approximately $1.1 million and is reported as a change in accounting principle for the year ended June 30, 1996. Ongoing periodic costs of such benefits are included in operating expenses subsequent to adoption.

Asset and Liability Management

         The Company's principal business is the making of loans, funded by customer deposits and, to the extent necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company manages this risk principally through the use of simulation modeling under various rate scenarios. Using this model, the Company computes, among other things, the change in projected net interest income over a rolling 12 month period, taking into consideration asset and liability maturity dates and repricing opportunities, as well as assumptions utilized by the FHLB of Atlanta regarding core deposit decay rates, loan prepayment rates, etc. The analyses comprehend all interest rate sensitive assets and liabilities such as securities, loans, deposits and other borrowed funds. The Company holds none of these assets in a trading portfolio; all are held to maturity or available for sale. Certain shortcomings, however, are inherent in any modeling technique. The model utilized by the Company assumes an instantaneous and sustained change in rates, various assumptions about customer behavior in varied market environments, and assumes no subsequent actions by management to respond to changes in rates. At June 30, 1997, the Company's simulation model indicated that a 200 basis point increase in interest rates would reduce the Company's projected net interest income over the next twelve months by $4.4 million, or 18.9%. A 200 basis point change in rates was used because management considers this to be a reasonably possible near-term change in rates.

         The Company also measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of June 30, 1997, the amount of the Company's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Company's interest-earning assets with the same characteristics by $391.1 million or 43.7% of the Company's total assets.

         The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Asset/Liability Management Committee, which is comprised of certain members of senior management. This committee meets quarterly to review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment and to devise a quarterly interest rate risk strategy which is reviewed by the Board of Directors.

         The Company has historically emphasized the origination of fixed-rate residential real estate loans and other fixed-rate loans for retention in its portfolio. As a result, at June 30, 1997, $564.7 million or 80.2% of the Company's total loan portfolio consisted of fixed-rate loans. Although the Company anticipates that a majority of its loan portfolio will continue to consist of fixed-rate loans, the Company has recently attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of ARMs, commercial real estate loans with call provisions after three or five years and short-term consumer loans. Historically, however, consumers tend to favor fixed-rate loans in a decreasing interest rate environment and, as a result, the origination of adjustable-rate loans will typically be negatively impacted in such an interest rate environment. In addition, while consumer loans generally have shorter terms and higher interest rates than mortgage loans, such loans generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. At June 30, 1997, $175.7 million or 19.7% of the Company's total assets consisted of investment securities. The classification of such securities as available for sale and the relatively short-term nature of such portfolio permits reinvestment of such funds into securities or other assets at then market rates. Notwithstanding the foregoing, the Company's present negative gap will continue to expose the Company to material and prolonged increases in interest rates and will adversely affect net interest income in an increasing interest rate environment. During periods of rising interest rates, the Company has historically relied and will continue to rely on its strong capital base.

         The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1997, based on the information and assumptions set forth in the notes to the table.

                                                      More Than         More Than       Three Years
                                    Within Six      Six to Twelve      One Year to        to Five          Over Five
                                      Months           Months          Three Years         Years             Years          Total
                                  ------------     ------------      -------------     ------------     ------------     --------
                                                                        (Dollars in Thousands)
Interest-earning assets:
  Investment and                        $17,918           $8,411           $66,391          $20,012            $62,438     $175,710
    mortgage-backed
    securities(1)
  Loans receivable, net(2)               64,342           95,864           160,380          141,958            195,779      658,323
  Other interest-earning assets          31,370               --                --               --                 --       31,370
                                     ----------     ------------      ------------       ----------        -----------      -------
    Total interest-earning
      assets                            113,630          104,275           227,311          161,970            258,217      865,403
                                     ----------       ----------           -------          -------            -------      -------

Interest-bearing liabilities:
  Deposits(3)                           131,879          200,152            86,346           13,621             11,842      443,840
  Other borrowings                      173,000          104,000                --               --                 --      277,000
                                     ----------       ----------        ----------         --------          ---------      -------
    Total interest-bearing
      liabilities                       304,879          304,152            86,346           13,621             11,842      720,840
                                     ----------        ---------         ---------        ---------          ---------      -------

Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities        $(191,249)       $(199,877)         $ 140,965        $ 148,349          $ 246,375
                                      ========         ========           ========         ========           ========

Cumulative excess (deficiency)
 of interest-earning assets
 over interest-bearing
 liabilities                         $(191,249)       $(391,126)        $(250,161)       $(101,812)           $144,563
                                      ========         ========          ========         ========             =======

Cumulative excess (deficiency)
 of interest-earning assets
 over interest-bearing
 liabilities as a percentage of
 total assets                            (21.4)%          (43.8)%           (28.0)%          (11.4)%             16.2%
                                          ====             ====              ====             ====               ====

---------------------------


(1)      Reflects repricing or contractual maturity.

(2) Fixed rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to adjust rather than in the period in which they are due. Non-accruing loans are assumed to reprice within six months.

(3) Although the Company's negotiable order of withdrawal ("NOW") accounts, money market deposit ("MMDA") accounts, and passbook savings accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposits in changing interest rate environments. Based on decay rate assumptions utilized by the FHLB of Atlanta, the above table assumes that funds will be withdrawn from deposit accounts as follows: NOW and noninterest-bearing checking accounts -- 37% during periods within the first 12 months, 33.87% during the more than one year- to three-year period, 9.06% during the more than three- years to five-year period, and 20.07% thereafter; MMDA accounts -- 79% during periods within the first twelve months, 11% during the more than one-year to three-year period, 5.24% during the more than three-year to five-year period, and 4.76% thereafter; and passbook accounts -- 17% during periods within the first twelve months, 25.82% during the more than one-year to three-year period, 16.83% during the more than three-year to five-year period and 40.35% thereafter.

         The preceding table was summarized from data provided by the FHLB of Atlanta using certain assumptions based on data for the second calendar quarter of 1997. Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.

         The OTS adopted a final rule in August 1993 incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change for regulatory capital purposes. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The OTS has recently indicted that no institution will be required to deduct capital for interest rate risk until further notice. However, utilizing this measurement concept, at June 30, 1997, there would be a decrease in the Company's NPV of approximately 6.8% of the estimated market value of the Company's assets, assuming a 200 basis point increase in interest rates. Accordingly, if the regulation had been implemented as of June 30, 1997, the Company would have been required to deduct 50% of the excess amount (2.4% or $21.7 million) from its risk-based capital.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, repayments, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Company's available for sale securities and short-term interest-earning assets provide liquidity to meet lending and other operational requirements. Although the Company's deposits have historically represented the majority of its total liabilities, the Company also utilizes other borrowing sources, primarily FHLB advances and securities sold under repurchase agreements. At June 30, 1997, the Company had $120.0 million of securities sold under repurchase agreements, FHLB advances totalling $129.0 million and a $28.0 million short-term bank loan.

         Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, the Company invests in various lending products and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At June 30, 1997, the total approved loan commitments outstanding (excluding undisbursed portions of loans in process) amounted to $15.7 million. At the same date, the unadvanced portion of loans in process approximated $33.0 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1997, totalled $291.7 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Company. See Note 6 of the Notes to the Consolidated Financial Statements of the 1997 Annual Report.

         The Association is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Association's average monthly liquidity ratio and short-term liquid assets for June 1996, was 10.8% and 2.5%, respectively.

         As of June 30, 1997, the Company had regulatory capital which was in excess of applicable limits. At June 30, 1997, the Association's tangible, core and risk-based capital ratios amounted to 18.9%, 18.9% and 36.5%, respectively, compared to regulatory requirements of 1.5%, 3.0% and 8.0%, respectively. See also Note 12 to the Notes to the Consolidated Financial Statement to the 1997 Annual Report.

Recent Accounting Pronouncements

         In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity
Securities," affecting the accounting for investments in debt and equity securities, which are to be classified into one of three categories. Securities which management has positive intent and ability to hold until maturity are to be classified as held to maturity and reported at amortized cost. Securities that are bought and held principally for the purpose of selling them in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities are to be classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity until realized. The Company adopted SFAS No. 115 as of July 1, 1994. The Company had previously classified its debt and equity securities in its Consolidated Statements of Financial Condition as held for investment. However, on December 31, 1995, management of the Company reevaluated its intent with respect to its investment portfolio, and, accordingly, reclassified all investments and mortgage-backed securities to the available for sale classification. As of June 30, 1997, the Company had designated $122.5 million of investment securities and $53.2 million of mortgage-backed securities as "available for sale." The Company classifies its investment and mortgage-backed securities at the time of purchase of such assets. As a result of its adoption of SFAS No. 115, the Company included in stockholders' equity at June 30, 1997 an unrealized gain net of taxes of $4.0 million on securities available for sale. See also Note 1 of the Notes to the Consolidated Financial Statements.

         In November 1993, the AICPA issued SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans, which applied to the Company for its fiscal year beginning July 1, 1995. SOP 93-6 requires the measurement of compensation expense recorded by employers for leveraged ESOPs at the fair value of ESOP shares. Under SOP 93-6, the Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. The application of SOP 93-6 has not had a material impact on the Company's financial condition.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, management of liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

                       [PAGE 16 INTENTIONALLY LEFT BLANK]

INDEPENDENT AUDITORS' REPORT


The Board of Directors
HFNC Financial Corp.
Charlotte, North Carolina

We have audited the consolidated statements of financial position of HFNC Financial Corp. and its subsidiaries (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, the Company is a defendant in certain litigation in which the ultimate outcome cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these matters has been made in the accompanying financial statements.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 1995, the Company changed its method of accounting for postretirement benefits to conform with the provisions of Statement of Financial Accounting Standards No. 106 and effective July 1, 1994, the Company changed its method of accounting for investments in debt and equity securities to conform with the provisions of Statement of Financial Accounting Standards No. 115.





August 12, 1997

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
JUNE 30, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     1997                 1996
CASH AND CASH EQUIVALENTS:
  Cash                                                                                        $   9,934,359           $   6,769,598
  Federal funds sold                                                                             21,436,000               2,836,000
                                                                                              -------------           -------------
          Total cash and cash equivalents                                                        31,370,359               9,605,598
                                                                                              -------------           -------------
SECURITIES - Available for sale, at fair value (amortized
  cost: $169,285,103 and $248,922,746, at June 30, 1997 and 1996,
  respectively)                                                                                 175,710,104             248,445,333
LOANS RECEIVABLE, NET (allowance for loan losses:
  $7,611,675 and $7,495,515, at June 30, 1997 and 1996,
  respectively)                                                                                 658,323,320             505,130,813
REAL ESTATE, NET                                                                                    867,876               2,539,014
OFFICE PROPERTIES AND EQUIPMENT, NET                                                             10,099,107               5,846,103
STOCK OF FEDERAL HOME LOAN BANK OF ATLANTA -
  At cost                                                                                         6,450,000               5,062,100
NET DEFERRED INCOME TAX ASSET                                                                     3,390,125               5,805,502
OTHER ASSETS                                                                                      6,709,218               6,443,605
                                                                                              -------------           -------------
TOTAL                                                                                         $ 892,920,109           $ 788,878,068
                                                                                              =============           =============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS                                                                                      $ 443,839,542           $ 448,570,916
OTHER BORROWED FUNDS                                                                            277,000,000              85,000,000
OTHER LIABILITIES                                                                                11,020,650               8,802,696
                                                                                              -------------           -------------
          Total liabilities                                                                     731,860,192             542,373,612
                                                                                              -------------           -------------
SHAREHOLDERS' EQUITY:
  Common stock, par value $0.01 per share: 25,000,000 shares
    authorized; 17,192,500 shares issued and outstanding                                            171,925                 171,925
  Additional paid-in capital                                                                     89,967,883             168,390,571
  ESOP loan and unvested restricted stock                                                       (23,137,490)             (8,700,000)
  Retained income                                                                                90,106,224              86,896,095
  Unrealized gain (loss) on securities available for sale (net of deferred taxes: $2,473,626 and $223,278 at June 30, 1997 and
    1996, respectively)                                                                           3,951,375                (254,135)
                                                                                              -------------           -------------
           Total shareholders' equity                                                           161,059,917             246,504,456
                                                                                              -------------           -------------
TOTAL                                                                                         $ 892,920,109           $ 788,878,068
                                                                                              =============           =============

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                1997                  1996                  1995
INTEREST INCOME:
  Interest on loans                                                         $ 49,101,206          $ 39,995,122          $ 38,918,640
  Interest on securities                                                      16,214,450            12,146,926             7,202,264
                                                                            ------------          ------------          ------------
          Total                                                               65,315,656            52,142,048            46,120,904
                                                                            ------------          ------------          ------------
INTEREST EXPENSE:
  Interest on customer deposits                                               23,564,888            27,218,333            21,464,269
  Interest on other borrowed funds                                            11,053,822               790,224             2,786,523
                                                                            ------------          ------------          ------------
          Total                                                               34,618,710            28,008,557            24,250,792
                                                                            ------------          ------------          ------------
NET INTEREST INCOME                                                           30,696,946            24,133,491            21,870,112
PROVISION FOR LOAN LOSSES (RECOVERY OF
  ALLOWANCE)                                                                     (59,286)              336,957               486,101
                                                                            ------------          ------------          ------------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES (RECOVERY OF ALLOWANCE)                                         30,756,232            23,796,534            21,384,011
                                                                            ------------          ------------          ------------
OTHER OPERATING INCOME:
  Service charges and fees                                                       715,265               735,362               689,840
  Gain on sale of office properties and equipment                                   --                 657,616               192,436
  Gain on sale of securities                                                      19,379                  --                    --
  Other income                                                                   467,209               423,619               547,737
                                                                            ------------          ------------          ------------
          Total                                                                1,201,853             1,816,597             1,430,013
                                                                            ------------          ------------          ------------
OTHER OPERATING EXPENSES:
  Personnel expenses                                                          10,429,710             6,046,919             6,302,236

  Federal deposit insurance premiums                                             664,860             1,113,602             1,027,961

  Special SAIF recapitalization assessment                                     3,077,275                 --                    --

  Occupancy                                                                    1,817,445             1,937,129             1,752,760

  Net cost of real estate operations                                              70,249               341,800             1,257,792

  Advertising                                                                    841,896               797,040               869,141

  Data processing                                                                420,862               406,429               387,380

  Other expenses                                                               2,662,324             1,780,266             1,209,561
                                                                            ------------          ------------          ------------

          Total                                                               19,984,621            12,423,185            12,806,831
                                                                            ------------          ------------          ------------

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                1997                  1996                  1995
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE                                                        11,973,464            13,189,946            10,007,193
PROVISION FOR INCOME TAXES                                                     4,609,783             4,565,844             3,857,182
                                                                            ------------          ------------          ------------
INCOME BEFORE CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING PRINCIPLE                                               7,363,681             8,624,102             6,150,011
CUMULATIVE EFFECT ON PRIOR YEARS OF A
  CHANGE IN ACCOUNTING PRINCIPLE                                                    --              (1,050,000)                 --
                                                                            ------------          ------------          ------------

NET INCOME                                                                  $  7,363,681          $  7,574,102          $  6,150,011
                                                                            ============          ============          ============

NET INCOME PER SHARE OF COMMON STOCK                                        $       0.46                   N/A                   N/A
                                                                            ============

AVERAGE NUMBER OF SHARES OUTSTANDING                                          15,995,345                   N/A                   N/A
                                                                              ==========

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED JUNE 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Unearned     Net Unrealized
                                                                          ESOP and     Gain (Loss) on
                                         Additional                       Unvested       Securities
                            Common         Paid-In        Retained       Restricted    Available for
                            Stock          Capital         Income          Shares         Sale (1)         Total
                            -----          -------         ------          ------         --------         -----
BALANCE, JUNE 30, 1994                                     $73,171,982                                     $73,171,982
  Net income                                                 6,150,011                                       6,150,011
  Net unrealized gain on
    securities available for
    sale upon adoption
    of SFAS No. 115                                                 --                      2,207,105        2,207,105
  Change in net unrealized
    gain on securities
    available for sale                                              --                        283,013          283,013
                                                           -----------                     ----------     ------------
BALANCE, JUNE 30, 1995                                      79,321,993                      2,490,118       81,812,111
  Net income                                                 7,574,102                             --        7,574,102
  Net proceeds of
    common stock issued       $171,925    $168,266,013              --      (9,000,000)            --      159,437,938
  Shares released from
    ESOP                            --         124,558              --         300,000             --          424,558
  Net unrealized gain on
    securities transferred
    to available for sale
    portfolio                       --              --              --              --        248,231          248,231
  Change in net unrealized
    gain on securities
    available for sale              --              --              --              --     (2,992,484)      (2,992,484)
                              --------     -----------     -----------    ------------     ----------     ------------
BALANCE, JUNE 30, 1996         171,925     168,390,571      86,896,095      (8,700,000)      (254,135)     246,504,456
                              --------     -----------     -----------    ------------     ----------     ------------
  Net income                        --              --       7,363,681              --             --        7,363,681
  Shares released from
    ESOP and restricted
    stock trusts                    --         494,810              --       3,269,211             --        3,764,021
  Dividends paid                    --     (78,917,498)     (4,153,552)             --             --      (83,071,050)
  Purchase of ESOP and
    restricted stock                --              --              --    (17,706,701)             --      (17,706,701)
  Change in net unrealized
    loss on securities
    available for sale              --              --              --             --       4,205,510        4,205,510
                              --------     -----------     -----------    ------------     ----------     ------------
BALANCE, JUNE 30, 1997        $171,925     $89,967,883     $90,106,224    $(23,137,490)    $3,951,375     $161,059,917
                              ========     ===========     ===========    ============     ==========     ============

(1) Net of deferred income taxes.

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1997                 1996               1995
OPERATING ACTIVITIES:
  Net income                                                                $   7,363,681        $   7,574,102        $   6,150,011
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Cumulative effect of a change in accounting principle                            --              1,050,000                 --
    Depreciation and amortization                                                 901,982              533,049              511,339
    Amortization of net deferred loan fees                                     (1,788,109)          (2,038,329)          (1,718,914)
    Provision for losses on loans (recovery of allowance)                         (59,286)             336,957              486,101
    Provision for losses on real estate                                            92,379              139,812            1,236,027
    Deferred income tax (benefit) provision                                      (281,527)             329,276             (427,055)
    Amortization of unearned stock compensation                                 3,764,021              424,558                 --
    (Gain) loss on sales of:
      Fixed assets                                                                   --               (657,616)            (192,436)
      Real estate owned                                                          (149,136)             179,258              (29,497)
      Investments                                                                 (19,379)             (15,157)                --
    Increase in other assets                                                     (265,613)          (1,474,967)          (2,124,908)
    Increase in other liabilities                                               2,217,954              472,522            2,932,697
                                                                            -------------        -------------        -------------

          Net cash provided by operating activities                            11,776,967            6,853,465            6,823,365
                                                                            -------------        -------------        -------------

INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities                             8,394,737           42,469,426            6,000,000
  Proceeds from sales of securities available for sale                         67,279,572            7,515,157                 --
  Purchases of securities available for sale                                   (6,950,000)        (193,170,501)         (14,987,327)
  Purchases of Federal Home Loan Bank stock                                    (1,387,900)                --                   --
  Principal repayment on mortgage-backed securities                            10,584,525            4,449,592                 --
  Proceeds from sales of real estate held for
    development                                                                      --                700,000              412,565
  Proceeds from sales of real estate owned                                      2,841,885            1,911,353            3,475,871
  Net loan originations                                                      (152,459,102)         (70,086,708)          (2,213,974)
  Proceeds from disposals of office properties and
    equipment                                                                        --              1,497,098              361,804
  Purchases of office properties and equipment                                 (4,806,798)             (98,415)            (157,473)
                                                                            -------------        -------------        -------------

          Net cash used in investing activities                               (76,503,081)        (204,812,998)          (7,108,534)
                                                                            -------------        -------------        -------------


                                                               - 21 -

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1997                 1996               1995
FINANCING ACTIVITIES:
  (Decrease) increase in deposits                                              (4,731,374)         (41,995,531)          45,070,553
  Proceeds from other borrowed funds                                          192,000,000           85,000,000           60,000,000
  Purchases of restricted stock for benefit plan                              (17,706,701)                --                   --
  Repayments of Federal Home Loan Bank advances                                      --            (10,000,000)        (100,000,000)
  Net proceeds from the sale of stock                                                --            159,437,938                 --
  Dividends paid                                                              (83,071,050)                --                   --
                                                                            -------------        -------------        -------------

          Net cash provided by financing activities                            86,490,875          192,442,407            5,070,553
                                                                            -------------        -------------        -------------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS-                                                                 21,764,761           (5,517,126)           4,785,384

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                             9,605,598           15,122,724           10,337,340
                                                                            -------------        -------------        -------------

CASH AND CASH EQUIVALENTS AT END
  OF YEAR                                                                   $  31,370,359        $   9,605,598        $  15,122,724
                                                                            =============        =============        =============

SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for:
    Interest                                                                $  49,205,450        $  28,048,607        $  23,343,529
    Income taxes                                                                4,696,284            2,482,214            3,985,685

  Non-cash investing activities:
    Transfers from loans to real estate acquired in
      settlement of loans                                                       1,113,990            2,127,081            4,080,832

    Unrealized net gain (loss) on securities available
      for sale, net of deferred income taxes                                    4,205,510            2,744,253           (2,490,118)

    Investment securities transferred from held to
      maturity to available  for sale, at fair value
      (amortized cost $0, $108,288,966 and $2,745,308,
      respectively)                                                                  --            108,537,197            4,952,413

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1997 AND 1996
--------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization and Principles of Consolidation - HFNC Financial Corp. (the "Corporation") was incorporated under North Carolina law in August 1995 by Home Federal Savings and Loan Association (the "Association") in connection with the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the issuance of the Association's stock to the Corporation and the offer and sale of the Corporation's common stock by the Corporation (the "Conversion"). The Conversion, completed on December 28, 1995, resulted in the issuance and sale of 17,192,500 shares of $0.01 par value common stock. The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, HFNC Investment Corp. and Home Federal Savings and Loan Association (collectively referred to herein as the "Company"). The Company's consolidated financial statements also include the accounts of the Association's wholly owned subsidiary, Home Federal Savings Service Corporation ("HFSS"). HFSS participates in real estate joint ventures for the development and sale of residential lots, and the sale of annuities and various insurance products. All significant intercompany balances and transfers have been eliminated in consolidation. The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated statements.

      Accounting Principles - The accounting and reporting policies of the Company conform to generally accepted accounting principles and to the general practices within the savings and loan industry.

      Financial Statement Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash Equivalents - Cash and cash equivalents include cash on hand and on deposit and federal funds sold with a maturity date of three months or less.

      Investment Securities - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective July 1, 1994. SFAS No. 115 requires investments to be classified in three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held to maturity securities or trading securities and equity securities not classified as trading securities are to be classified as "available for sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. As of June 30, 1997, all investments are classified as available for sale.

      In November 1995, the FASB issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Debt and Equity Securities, which included a transition provision allowing all entities to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. Reclassifications from the held to maturity category resulting from this one-time reassessment will not call into question, or "taint," the intent of the entity to hold other debt securities to maturity in the future. In accordance with this Special Report, the Association transferred securities with a fair value and amortized cost of approximately $108 million from held to maturity to available for sale. This transfer is disclosed as a noncash transaction in the statements of cash flows.

      Realized gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities.

      Loans - Loans held for investment are recorded at cost. Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. No loans have been classified as held for sale.

      Nonaccrual loans are those loans on which the accrual of interest has ceased. Loans are placed on nonaccrual status if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income in the current period. Interest income on nonaccrual loans is recognized only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

      Restructured loans are those for which concessions, such as the reduction of interest rates or deferral of interest or principal payments, have been granted due to a deterioration in the borrower's financial condition. Interest on restructured loans is accrued at the restructured rates. The difference between interest that would have recognized under the original terms of nonaccrual and restructured loans and interest actually recognized on such loans was not a material amount for the years ended June 30, 1997, 1996 and 1995.

      Effective July 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. SFAS No. 114 requires that the carrying value of an impaired loan be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral-dependent. Under SFAS No. 114, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. SFAS No. 114 applies to all loans except smaller-balance homogenous mortgage and consumer loans, loans carried at fair value or the lower of cost or fair value, debt securities, and leases. Generally, the Company applies SFAS No. 114 to nonaccrual commercial loans and restructured loans.

      SFAS No. 118 permits a creditor to use existing methods for recognizing interest revenue on impaired loans. The Company recognizes interest income on impaired loans pursuant to the discussion above for nonaccrual and renegotiated loans.

      Allowance for Loan Losses - The Company provides for loan losses using the allowance method. Accordingly, all loan losses are charged to the related allowance, and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Because of the uncertainty inherent in the estimation process, management's estimate of the allowance for loan losses may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

      Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans is initially recorded at fair value at the date of acquisition, establishing a new cost basis. After acquisition, valuations are performed periodically by management and the real estate is carried at the lower of cost or fair value minus estimated costs of disposal. Revenues, expenses and additions to the valuation allowance related to real estate acquired in settlement of loans are included in net cost of real estate operations.

      Real Estate Held for Development or Resale - Real estate held for development or resale is carried at the lower of cost or estimated net realizable value. Costs related to the development or improvement of property are capitalized to the extent such costs are estimated to be recoverable, whereas those costs related to holding the property are expensed.

      Office Properties and Equipment - Office properties and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over estimated useful lives of up to fifty years for buildings, ten years for building improvements, four to ten years for furniture, fixtures and equipment and four years for automobiles. Leasehold improvements are amortized on the straight-line method over the term of the lease.

      Interest Income and Fees - Interest income on loans is accrued on a monthly basis. Servicing fees are credited to income as earned.

      Loan Origination Fees - The Company defers loan origination fees, as well as certain direct loan origination costs and amortizes such costs and fees to interest income as an adjustment to yield over the contractual lives of the related loans utilizing a method of amortization that approximates the level yield method.

      Postretirement Benefits - Effective July 1, 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires the Company to accrue the estimated cost of retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally health care, as premiums were paid. SFAS No. 106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to twenty years. The Company has elected to recognize the cumulative effect of this obligation upon adoption. The cumulative effect of adopting SFAS No. 106 as of July 1, 1995 was an increase in accrued postretirement health care costs of $1,700,000 and a decrease in net income of $1,050,000 (net of deferred income taxes of $650,000) for the year ended June 30, 1996.

      Advertising Costs - The Company expenses advertising costs as incurred.

      Income Taxes - Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheets at the tax rates expected to be in effect when the differences reverse.

      Earnings Per Share - For the year ended June 30, 1997, earnings per share of common stock is based on the weighted average number of common shares outstanding during the year. As the Company did not complete its stock conversion from a mutual association until December 28, 1995, no earnings per share have been shown for any periods prior to the year ended June 30, 1997.

      Accounting Standards Implemented in the Year Ended June 30, 1997 - The Company implemented SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective July 1, 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible assets and goodwill related to those assets to be held and used and for long-lived assets to be held and certain intangible assets to be disposed of. The adoption of this standard did not have a significant impact on financial condition or results of operations.

      The Company also implemented SFAS No. 122, Accounting for Mortgage Servicing Rights, prospectively effective July 1, 1996. SFAS No. 122 amends SFAS No. 65 and the principal effect for the Company is the elimination of the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. When a mortgage banking enterprise purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained, it should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. Any cost allocated to mortgage servicing rights should be recognized as a separate asset and amortized in proportion to and over the period of the estimated net servicing income. Implementation of the provisions of SFAS No. 122 did not have a material impact on the Company's financial condition or results of operations.

      In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It requires that liabilities and derivatives incurred or obtained by transferors as part of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. Servicing assets and liabilities must be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and assessment for asset impairment or increased obligation based on their fair values. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This Statement defers the effective date of application of certain transfer and collateral provisions of SFAS No. 125 until January 1, 1998.

      On January 1, 1997, the Company implemented the provisions of SFAS No. 125 which were not deferred by SFAS No. 127. Its adoption did not have a significant impact on financial position or results of operations.

      Recently Issued Accounting Standards - The FASB has recently issued three new accounting standards that will affect the reporting and disclosure of financial information by the Company. Management has not determined the effects of adopting these statements, but their adoption will not impact financial condition or results of operations because they deal with reporting and disclosure. The following is a summary of the standards and their required implementation dates:

            SFAS No. 128, Earnings Per Share - This statement establishes standards for computing and presenting earnings per share ("EPS"). It will require the presentation of basic EPS on the face of the income statement with dual presentation of both basic and diluted EPS for entities with complex capital structures. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In the case of certain convertible securities, the numerator may also be increased by related interest or dividends. This statement will be effective for interim and annual periods ending after December 31, 1997.

            SFAS No. 130, Reporting Comprehensive Income - This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section of the balance sheet. This statement is effective for the Company for the fiscal year beginning July 1, 1998.

            SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information - This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for the Company for financial statements issued for the fiscal year beginning July 1, 1998.

      Reclassifications - Certain June 30, 1996 and 1995 amounts have been reclassified to conform to the June 30, 1997 presentation.

2.    SECURITIES

      The maturities, amortized cost, unrealized gains, unrealized losses and fair values of securities at June 30, 1997 and 1996 were as follows:

                                                                                          1997
                                                      ------------------------------------------------------------------------------
                                                                               Gross                Gross
                                                       Amortized            Unrealized            Unrealized                Fair
                                                          Cost                 Gains                 Losses                 Value
                                                      ------------          ------------          ------------          ------------
United States Government
  Agency debt securities:
  Due within one year                                 $ 11,000,000          $      4,165                45,579          $ 10,958,586
  Due after one year but
    within five years                                   66,013,428                91,680               682,172            65,422,936
  Due after five years but
     within ten years                                    7,000,000                  --                 169,373             6,830,627
  Due after ten years                                   31,971,799                  --                 923,042            31,048,757
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                                                   249,358             8,002,792                  --               8,252,150
                                                      ------------          ------------          ------------          ------------
       Total investment
          securities                                   116,234,585             8,098,637             1,820,166           122,513,056
                                                      ------------          ------------          ------------          ------------
Mortgage-backed securities:
  Federal National
      Mortgage Association                              12,939,158                  --                  75,957            12,863,201
  Government National
      Mortgage Association                              40,111,360               405,425               182,938            40,333,847
                                                      ------------          ------------          ------------          ------------
       Total mortgage-backed
         securities                                     53,050,518               405,425               258,895            53,197,048
                                                      ------------         ------------           ------------          ------------
Total                                                 $169,285,103          $  8,504,062          $  2,079,061          $175,710,104
                                                      ============          ============          ============          ============


                                                                                            1996
                                                         ---------------------------------------------------------------------------
                                                                                 Gross                Gross
                                                           Amortized           Unrealized           Unrealized             Fair
                                                             Cost                Gains                Losses               Value
                                                         ------------         ------------         ------------         ------------
United States Government
  Agency debt securities:
  Due within one year                                    $  2,000,000                 --           $      5,140         $  1,994,860

  Due after one year but
    within five years                                      82,935,029         $    166,528            1,692,814           81,408,743
  Due after five years but
     within ten years                                       8,000,000                 --                267,511            7,732,489
  Due after ten years                                      29,969,822                 --              1,300,699           28,669,123
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                                                      273,905            5,279,533                 --              5,553,438
                                                         ------------         ------------         ------------         ------------
       Total investment
          securities                                      123,178,756            5,446,061            3,266,164          125,358,653
                                                         ------------         ------------         ------------         ------------
Mortgage-backed securities:
  Federal National
      Mortgage Association                                 28,328,508                 --                494,668           27,833,840

  Government National
      Mortgage Association                                 97,415,482                 --              2,162,642           95,252,840
                                                         ------------         ------------         ------------         ------------
       Total mortgage-backed
         securities                                       125,743,990                 --              2,657,310          123,086,680
                                                         ------------         ------------         ------------         ------------

Total                                                    $248,922,746         $  5,446,061         $  5,923,474         $248,445,333
                                                         ============         ============         ============         ============

      As of June 30, 1997, there were approximately $73 million of investments with call options, all of which are callable within one year. As of June 30, 1996, there were approximately $93 million of investments with call options, of which $90 million are callable within one year.

      Gross realized gains and losses on sales of securities were $714,527 and $695,148, respectively, in fiscal 1997. Gross realized gains and losses on sales of securities were $30,782 and $15,625, respectively, in fiscal 1996. There were no sales of investment securities for the year ended June 30, 1995.

3.    LOANS RECEIVABLE

      Loans receivable at June 30, 1997 and 1996 consisted of the following:

                                                       1997            1996

Residential (1 - 4 family) real estate loans     $ 561,352,476    $ 416,710,946
Construction loans                                  68,365,540       61,015,061
Commercial loans                                    30,631,001       29,342,750
Land loans                                          19,991,562       22,843,531
Consumer loans:
  Home equity                                       14,494,824       13,696,894
  Credit card                                        6,198,263        5,644,392
  Other                                              3,255,459        3,277,814
Total                                              704,289,125      552,531,388
Deduct:
  Allowance for loan losses                         (7,611,675)      (7,495,515)
  Undisbursed portion of loans in process          (33,029,829)     (34,846,054)
  Unearned loan fees, net                           (5,324,301)      (5,059,006)
                                                 -------------    -------------

Loans receivable, net                            $ 658,323,320    $ 505,130,813
                                                 =============    =============

      The changes in the allowance for loan losses consisted of the following:

                                                         1997          1996           1995
Allowance, beginning of year                        $ 7,495,515    $ 8,088,462    $ 7,828,492
Provision for loan losses (recovery of allowance)       (59,286)       336,957        486,101
Write-offs                                             (344,230)    (1,493,125)      (395,182)
Recoveries                                              519,676        563,221        169,051
                                                    -----------    -----------    -----------
Allowance, end of year                              $ 7,611,675    $ 7,495,515    $ 8,088,462
                                                    ===========    ===========    ===========

      Residential real estate loans are presented net of loans serviced for others totaling $30.9 million, $36.6 million and $43.0 million at June 30, 1997, 1996 and 1995, respectively. Loans sold in the secondary market are generally sold without recourse. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $339,899, $393,826 and $476,131 at June 30, 1997, 1996 and
      1995, respectively.

      Loans not currently accruing interest at June 30, 1997 and June 30, 1996 amounted to $6.3 million and $8.0 million, respectively. Interest income that would have been accrued on these loans if they were fully accruing amounted to $472,000 and $791,000 for the 1997 and 1996 fiscal years, respectively.

      In accordance with SFAS Nos. 114 and 118, the recorded investment in impaired loans was $4,385,280 and $6,275,358 at June 30, 1997 and 1996,
      respectively. The related allowance for loan losses on these loans was $1,979,647 and $2,804,497 at June 30, 1997 and 1996, respectively. All impaired loans required an allowance for loan loss and were evaluated using the fair value of the collateral. The average recorded investment in impaired loans was $4,896,308 and $6,346,184 at June 30, 1997 and 1996,
      respectively, and the cash income recognized for the years ended June 30, 1997 and 1996 was $68,000 and $121,000, respectively.

      The Company is not committed to lend additional funds to debtors whose loans have been modified.

4.    REAL ESTATE

      Real estate consisted of the following:

                                                      1997              1996
Acquired in settlement of loans                   $ 1,138,277       $ 3,682,554
Less allowance for estimated losses                  (270,401)       (1,143,540)
                                                  -----------       -----------

Real estate, net                                  $   867,876       $ 2,539,014
                                                  ===========       ===========

      The changes in the allowance for losses on real estate acquired in settlement of loans consisted of the following:

                                          1997           1996           1995
Allowance, beginning of year          $ 1,143,540    $ 1,542,253    $ 1,920,257
Provision                                  92,379        139,812      1,236,027
Write-offs                               (965,518)      (538,525)    (1,614,031)
                                      -----------    -----------    -----------

Allowance, end of year                $   270,401    $ 1,143,540    $ 1,542,253
                                      ===========    ===========    ===========

5.    OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment consisted of the following:

                                                        1997           1996
Land                                               $  2,863,967    $  1,921,737
Office buildings and improvements                     9,741,536       6,463,490
Office equipment and leasehold improvements           2,922,692       2,336,170
Automobiles                                             100,388         100,388
                                                   ------------    ------------
Total                                                15,628,583      10,821,785
Less accumulated depreciation and amortization       (5,529,476)     (4,975,682)
                                                   ------------    ------------

Office properties and equipment, net               $ 10,099,107    $  5,846,103
                                                   ============    ============

6.    DEPOSITS

      Customer deposits at June 30, 1997 and 1996 consisted of the following:

                                                             1997            1996
Checking accounts                                        $  9,192,647   $  9,326,000
NOW accounts - 2.50% at June 30, 1997 and 1996             11,798,817     10,109,446
Flexible rate checking:
  Money market deposit accounts, 2.50% to 4.89% at
    June 30, 1997 and 2.50% to 2.90% at June 30, 1996      34,759,502     32,315,154
  Other - 2.50% to 2.55% at June 30, 1997 and 2.50% to
    2.55% at June 30, 1996
                                                            3,369,134      3,528,117
                                                         ------------   ------------
Total checking accounts                                    59,120,100     55,278,717
                                                         ------------   ------------
Passbook accounts - 2.50% at June 30, 1997 and 1996        14,447,314     15,141,246
                                                         ------------   ------------
Certificate accounts:
  2.50% - 3.95%
                                                            3,940,677      1,764,422
  4.00% - 4.95%                                            15,680,883     33,454,451
  5.00% - 6.95%                                           320,077,671    284,252,015
  7.00% - 8.95%                                            29,712,983     57,854,550
  9.00% and over                                              859,914        825,515
                                                         ------------   ------------
    Total certificate accounts                            370,272,128    378,150,953
                                                         ------------   ------------

Total deposits                                           $443,839,542   $448,570,916
                                                         ============   ============

      The weighted average coupon rate on customer deposits at June 30, 1997 and 1996 was 5.24% and 5.42%, respectively.

      Scheduled maturities of certificate accounts at June 30, 1997 were as follows:


Year Ending June 30,                                            Amount
--------------------                                            ------
1998                                                          $291,650,026
1999                                                            55,764,166
2000                                                            15,368,010
2001                                                             3,529,827
2002                                                             2,968,272
Thereafter                                                         991,827
                                                              ------------
Total certificate accounts                                    $370,272,128
                                                              ============

      The aggregate amount of certificate accounts in excess of $100,000 was $145,100,828 and $129,249,220 at June 30, 1997 and 1996, respectively.
      Deposits in excess of $100,000 are not federally insured.

      Interest expense by type of deposit for the years ended June 30, 1997, 1996 and 1995 was as follows:

                                     1997             1996             1995
                                 ------------     ------------     ------------
Checking accounts                $  1,349,244     $  1,510,906     $  2,029,954
Passbook accounts
                                      237,366          341,530          374,275
Certificate accounts               22,035,269       25,429,660       19,194,800
Less:  Penalty income                 (56,991)         (63,763)        (134,760)
                                 ------------     ------------     ------------

Total interest expense           $ 23,564,888     $ 27,218,333     $ 21,464,269
                                 ============     ============     ============

7.    OTHER BORROWED FUNDS

      At June 30, 1997, the Company had $129.0 million of outstanding advances from the Federal Home Loan Bank of Atlanta ("FHLB"). No advances were outstanding at June 30, 1996. Advances were at fixed rates. The maximum amount of outstanding advances at any month-end during 1997 and 1996 was $129.0 million and $10.0 million, respectively, and the average balance outstanding for such years was approximately $61.1 million and $1.0 million respectively. The weighted average interest rate during fiscal years 1997 and 1996 was 5.90% and 5.89%, respectively.

      The Company pledges as collateral for these borrowings their FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Company maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances, when discounted at 75% of the unpaid principal balances, of at least 100% of total advances.

      The Company also borrowed funds using securities sold under repurchase agreements during 1997 and 1996. At June 30, 1997 and 1996, $120.0 million and $85.0 million of such borrowings were outstanding, respectively. The maximum amount of outstanding agreements at any month-end during 1997 and 1996 was $120.0 million and $85.0 million, respectively, and the average outstanding balance of such agreements for the years were approximately $117.4 million and $13.4 million, respectively. Collateral for the securities sold under repurchase agreements consisted of U.S. Government Agency securities and mortgage-backed securities which were transferred to a third party for safekeeping during the terms of the agreements. At June 30, 1997, the market value of such collateralized securities totaled approximately $114.4 million (amortized cost of approximately $115.6 million).

      During the 1997 fiscal year, the Company also borrowed $28.0 million in short term funds from a commercial bank to fund a portion of a $5 per share special distribution paid to shareholders on March 18, 1997. The loan, at prime rate less .5%, was obtained on March 18, 1997 and was paid off subsequent to June 30, 1997.

8.    INCOME TAXES

      The provision for income taxes is summarized as follows:

                                                   Year Ended June 30,
                                       ----------------------------------------
                                           1997           1996          1995
Current provision:
  Federal                              $ 4,656,460    $ 3,925,383   $ 3,907,273
  State                                    234,850        311,185       376,964
                                       -----------    -----------   -----------

Total current                            4,891,310      4,236,568     4,284,237
                                       -----------    -----------   -----------
                                                   Year Ended June 30,
                                       ----------------------------------------
                                           1997           1996          1995
Deferred (benefit) provision:
  Federal                              $  (225,828)   $   253,845   $  (331,675)
  State                                    (55,699)        75,431       (95,380)
                                       -----------    -----------   -----------

Total deferred                            (281,527)       329,276      (427,055)
                                       -----------    -----------   -----------

Total provision for income taxes       $ 4,609,783    $ 4,565,844   $ 3,857,182
                                       ===========    ===========   ===========

      For the years ended June 30, 1997 and 1996, deferred tax liabilities (assets) of $2,473,626 and $(223,278), respectively, were allocated to equity for the tax effect of the unrealized gain (loss) on investment securities available for sale.

      Income taxes differed from amounts computed by applying the statutory federal rate (34%) to income before income taxes and cumulative effect of a change in accounting principle (see Note 1) as follows:

                                                              Year Ended June 30,
                                                     ---------------------------------------
                                                        1997          1996          1995
Tax at federal income tax rate                       $4,070,978    $4,484,581    $3,402,446
(Decrease) increase resulting from:
  Statutory bad debt deduction for tax purposes            --        (520,000)           --
  State income tax expense, net of federal benefit      118,240       255,166       185,845
  Other, net                                            420,565       346,097       268,891
                                                     ----------    ----------    ----------

Total                                                $4,609,783    $4,565,844    $3,857,182
                                                     ==========    ==========    ==========

Effective tax rate                                         38.5%         34.6%         38.5%
                                                     ==========    ==========    ==========

      The tax effects of significant items comprising the Company's net deferred tax asset at June 30, 1997 and 1996 are as follows:

                                                                    1997           1996
Deferred tax assets:
  Differences between book and tax basis bad debt reserves      $ 3,290,767    $ 3,606,805
  Difference between book and tax basis of deferred loan fees       966,132      1,183,796
  Deferred compensation                                           2,011,241      1,466,286
  Net operating loss carryforward                                   677,562           --
  Other                                                            (160,101)       247,187
                                                                -----------    -----------
Total deferred tax assets                                         6,785,601      6,504,074
                                                                -----------    -----------
Deferred tax liabilities:
  Differences between book and tax basis of Federal Home Loan
    Bank of Atlanta stock                                           921,850        921,850
  Unrealized gain (loss) on securities available for sale         2,473,626       (223,278)
                                                                -----------    -----------
Total deferred tax liabilities                                    3,395,476        698,572
                                                                -----------    -----------

Net deferred tax asset                                          $ 3,390,125    $ 5,805,502
                                                                ===========    ===========

      The realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided.

      The Company is permitted a bad debt deduction in determining federal taxable income that may differ from actual experience, subject to certain limitations. If the amounts that qualify as bad debt deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current statutory rate. As permitted under SFAS No. 109, no deferred tax liability is provided for approximately $16.9 million (approximately $6.4 million tax effect) of such tax basis bad debt reserves that arose prior to June 30, 1988.


9.    BENEFIT PLANS

      401(k)/Profit Sharing Plan - Effective November 30, 1995, the Company modified its non-contributory qualified defined contribution retirement plan to a contributory 401(k) profit sharing plan. The profit sharing plan permits all full time employees with at least one year of service to contribute up to 9% of their salary to the plan each year. The plan provides for matching contributions by the Company equal to 100% of employee contributions up to the first 3% of compensation. The Company may, at its discretion, make profit sharing contributions to the plan. Plan participants' accounts are 100% vested in Company contributions after 5 years of qualifying service. The Company's matching contribution charged to expense for the years ended June 30, 1997 and 1996 was approximately $76,000 and $69,000, respectively.

      The plan, prior to modification, was a non-contributory plan which covered all full time employees with at least one year of service. Annual employer contributions under the plan were based on a percentage of compensation of all regular employees (as defined) less termination credits. Retirement expenses relating to this plan were funded as accrued and amounted to $352,094 and $608,782 for the years ended June 30, 1996 and 1995, respectively.

      Stock Option and Management Recognition and Retention Plans - In December, 1996, the Company's shareholders approved the Stock Option Plan ("SOP") and Management Recognition and Retention Plan ("MRRP").

      Stock Option Plan - The SOP provides for the Company's Board of Directors to award incentive stock options, non-qualified or compensatory stock options and stock appreciation rights representing up to 1,719,250 shares of Company stock. One-third of the options granted vested immediately upon grant, with the balance vesting in equal amounts on the two subsequent anniversary dates of the grant. Options granted vest immediately in the event of retirement, disability, or death. Outstanding stock options can be exercised over a ten year period.

      Under the SOP, options have been granted to directors and key employees to purchase common stock of HFNC Financial Corp. The exercise price in each case equals the fair market value of the Corporation's stock at the date of grant which has been adjusted for the impact of the $5 per share special distribution to shareholders on March 18, 1997. Options granted in the current year have exercise prices ranging from $13.67 to $14.78, and a weighted average contract life of 8.5 years.

      A summary of the status of the Company's stock option plan as of June 30, 1997 and changes during the year ending on that date is presented below:

                                                                         Weighted
                                                                          Average
                                                                         Exercise
Options                                                   Shares          Price
Outstanding at beginning of year                             --             --
Granted                                                 1,548,471         $13.92
Exercised                                                    --             --
Forfeited                                                  (1,398)         14.78
                                                        ---------
Outstanding at June 30, 1997                             1,547,073        $13.92
                                                        =========         ======

Options exercisable at June 30, 1997                      516,157         $13.92
                                                        =========         ======

      The Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plan, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for options granted to employees. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods of SFAS No. 123, the Company's pro forma net income and pro forma earnings per share would have been as follows:

                                                       1997
                                            --------------------------
                                            As Reported     Proforma
Net income                                  $7,363,681     $6,510,387
Earnings per share                          $      .46     $      .41

      In determining the above pro forma disclosure, the fair value of options granted during the year was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility - 18.23%, expected life of grant - 3.83 years, risk-free interest rate - 6.28%, and expected dividend rate - 1.70%. The weighted average fair value of options granted during the fiscal year ended June 30, 1997 was $2.69 per share.

      Management Recognition and Retention Plan - The MRRP provides for the Company's Board of Directors to award restricted stock to officers and key employees as well as non-employee directors. The MRRP authorizes the Company to grant up to 687,700 shares of Company stock. One-fifth of the shares granted to date vested immediately on the date of grant. The remainder will vest at a rate of 25% per year over the next four anniversary dates of the grants. As is the case with the SOP, shares granted will be deemed vested in the event of retirement, disability, or death. The shares available for award under this plan were purchased on the open market at a total cost of $13.0 million. An additional 25,704 shares at a cost of $472,000 were purchased using a portion of the $5 per share special distribution attributable to ungranted shares. Approximately $3.2 million in compensation expense was recognized during the current year related to the MRRP. The following table presents the status of the MRRP as of June 30, 1997, and changes during the year:

                                                                            Weighted
                                                                            Average
                                                                             Grant
Restricted Stock Award Plan                               Shares             Price
Outstanding at beginning of year                            --                 --
Granted                                                  619,540          $   17.41
Vested                                                  (123,908)             18.07
Forfeited                                                   (600)             17.25
                                                        --------
Outstanding at June 30, 1997                             495,032          $   17.25
                                                        ========          =========

      Employee Stock  Ownership Plan - In connection  with the Conversion  (Note
      1), the Company established an Employee Stock Ownership Plan ("ESOP"). In order to fund the ESOP, 900,000 shares of the Corporation's common stock were purchased on December 28, 1995 by the ESOP with the proceeds of a $9.0 million loan from the Corporation's wholly owned subsidiary, HFNC Investment Corp. Unearned ESOP shares are shown as a reduction of shareholders' equity. As the loan is internally leveraged, the note receivable from the ESOP is not reported as an asset nor is the ESOP's debt reported as a liability. An additional 230,154 shares,costing $4.2 million, were purchased by the plan using the $5 per share special distribution attributable to unallocated shares in the plan. Expense related to the ESOP was $1.5 million and $424,000 for the years ended June 30, 1997 and 1996, respectively.

      Other Postretirement Benefits - The Company provides certain health care and life insurance benefits for substantially all of its retired employees. The Company's postretirement plans currently are not funded. As discussed in Note 1, the Company adopted SFAS No. 106, resulting in an increase in accrued postretirement health care costs of $1.7 million and a decrease in net income of $1.1 million (after deeferred income tax credits of $650,000), which has been included in the Company's consolidated statement of income for the year ended June 30, 1996. The status of the plans were as follows:

      Accumulated postretirement benefit obligation at June 30, 1997 and June 30, 1996:

                                                           1997           1996
                                                       ----------    ----------

Retirees                                               $  457,067    $  460,129
Fully eligible active plan participants                   572,783       629,967
Other active plan participants                            830,975       836,692
                                                       ----------    ----------
Accumulated postretirement benefit obligation           1,860,825     1,926,788
Unrealized net gain                                       260,081         8,103
                                                       ----------    ----------
Accrued postretirement benefit liability               $2,120,906    $1,934,891
                                                       ==========    ==========

      Net periodic postretirement benefit cost for the period ended June 30, 1997 and June 30, 1996 consisted of the following components:

                                                           1997           1996
                                                       ----------    ----------


Service cost - benefits earned during the year         $  91,491     $ 115,169
Interest cost on accumulated postretirement
 benefit obligation                                      132,418       135,406
Unrecognized gain                                         (5,537)        ---
                                                       ---------     ---------
Net periodic postretirement benefit cost               $ 218,372     $ 250,575
                                                       =========     =========

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of June 30, 1997 was 9%, decreasing linearly each successive year until it reaches 6% in 2000, after which it remains constant. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of June 30, 1997 by approximately $327,000 and net annual postretirement benefit cost by approximately $46,000. The assumed discount rate used in determining the accumulated postretirement benefit obligation for both years was 8%.


10.   DEFERRED COMPENSATION AGREEMENTS AND NON-EMPLOYEE DIRECTORS'
      RETIREMENT PLAN

      The Company has entered into deferred compensation agreements with the President and CEO, Executive Vice President, Vice President and Treasurer, and certain other Vice Presidents and is providing for the present value of such benefits over the anticipated remaining periods of employment. The agreements will be funded through life insurance policy investments owned by the Company, on the lives of such employees. Deferred compensation expense was approximately $32,000, $31,000 and $115,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

      On August 25,  1994,  the  Company  adopted  the  Non-employee  Directors'
      Retirement Plan (the "Directors' Plan"). Under the Directors' Plan, a non-employee director becomes a participant upon completion of ten years of continuous service as a director. Full benefits under the Director's Plan are payable at the later of attaining age 65 or retiring from the Board of Directors. Retirement with reduced benefits is available beginning at age 62. The annual benefit for a retired director is equal to the amount of compensation to which the director was entitled to receive in the twelve months preceding retirement. This annual benefit is to be paid quarterly for a ten year period.

      The Directors' Plan also contains provisions for death benefits to a surviving spouse at 100% of the retirement benefit that would have been paid to the director upon retirement or would be payable over the remaining term if the director was already receiving retirement benefits.

      In the year ended June 30, 1995, the Company accrued approximately $750,000 related to the Directors' Plan. This accrual represented vested benefits as of the adoption date and benefits accumulated from the date of adoption through June 30, 1995. Such pension expense for the years ended June 30, 1997 and 1996 was approximately $54,000 and $25,000, respectively.

11.   COMMITMENTS AND CONTINGENCIES

      Loan Commitments - The Company, in the normal course of business, is a party to financial instruments and commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These financial instruments and commitments include unused consumer lines of credit and commitments to extend credit. Loan commitments, excluding undisbursed portions of loans in process, were approximately $15.7 million at June 30, 1997. Commitments, which are disbursed subject to certain limitations, extend over periods of time with the majority of such commitments disbursed within a six-month period. Also, at June 30, 1997, the Company had commitments approximating $12.7 million representing available credit under open line loans and approximately $600,000 under outstanding letters of credit.

      Concentrations of Credit Risk - Most of the Company's business activity is with customers in the Charlotte, North Carolina area. The majority of the Company's loans are residential mortgage loans, construction loans for residential property and land loans for development of residential real estate. The Company's policy generally permits mortgage loans up to 80% of the value of the real estate that is pledged as collateral or up to 95% with private mortgage insurance.

      Interest Rate Risk - The Company's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and other borrowed funds. Like most financial institutions, the Company's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company's interest-earning assets consist primarily of long-term, fixed-rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Company's earnings would be adversely affected during periods of rising interest rates and would be positively impacted during periods of declining interest rates.

      Litigation - In June 1995, a lawsuit was initiated against the Association by a borrower's affiliated companies in which the plaintiffs alleged that the Association wrongfully set-off certain funds in an account being held and maintained by the Association. In addition, the plaintiffs alleged that as a result of the wrongful set-off, the Association wrongfully dishonored a check in the amount of $270,000. Plaintiffs further alleged that the actions on behalf of the Association constituted unfair and deceptive trade practices, thereby entitling plaintiffs to recover treble damages and attorney fees. The Association denied any wrongdoing and filed a motion for summary judgment. Upon consideration of the motion, the United States Bankruptcy Judge entered a Recommended Order Granting Summary Judgment, recommending the dismissal of all claims asserted against the Association. The Recommended Order is now before the United States District Court for the Western District of North Carolina and the parties are awaiting the Federal District Court's decision of whether to enter an Order Granting Summary Judgment in accordance with the Recommended Order by the United States Bankruptcy Judge.

      In December 1996, the Association filed a suit against the borrower and his company and against the borrower's wife, daughter and a company owned by his wife and daughter, alleging transfers of assets to the wife, daughter, and their company in fraud of creditors, and asking that the fraudulent transfers be set aside. The objective of the lawsuit is to recover assets which may be used to satisfy a portion of the judgments obtained in favor of the Association in prior litigation. The borrower's wife filed a counterclaim against the Association alleging that she borrowed $750,000 from another financial institution, secured by a deed of trust on her principal residence, the proceeds of which were paid to the Association for application on a debt owed by one of her husband's corporations, claiming that officers of the Association promised to resume making loans to her husband's corporation after the payment. Home Federal and its officers vigorously deny all of her allegations. The case is scheduled for discovery in September 1997, after which the Association intends to file a motion for summary judgment for dismissal of the counterclaim.

      In February 1997, two companies affiliated with those referred to in the first paragraph above filed an additional action against two executive officers of the Association and against an officer of another financial institution. The action was removed from the state court and is presently pending in the United States Bankruptcy Court for the Western District of North Carolina. At the same time, the borrower, who is affiliated with all of these companies, also filed an action against the two executive officers of the Association and against an officer of another financial institution. The Complaints in both actions assert virtually identical claims. The plaintiffs in both lawsuits allege that the officers of both financial institutions engaged in a conspiracy to wrongfully declare loans to be in default so as to eliminate those companies as borrowers of the Association. Plaintiffs allege misrepresentation, breach of fiduciary duty, constructive fraud, interference with business expectancy, wrongful bank account set-off, and unfair and deceptive acts and practices. Plaintiffs claim actual damages, treble damages and punitive damages together with interest, attorneys' fees and other costs. The Association has agreed to indemnify both of its officers with respect to costs, expense and liability which might arise in connection with both of these cases.

      In July 1997, the above borrower and affiliated companies filed an additional action against HFNC Financial Corp., the Association, and the other financial institution referred to in the paragraph above, alleging that previous judgments in favor of the Association and the other financial institution obtained in prior litigation were obtained by the perpetration of fraud on the Bankruptcy Court, U.S. District Court, and the 4th Circuit Court of Appeals. The plaintiffs are seeking to have the judgments set aside on that basis. The Association has not yet filed a responsive pleading. The Association vehemently denies that any fraud was perpetrated upon the courts and intends to vigorously contest this matter.

      In August 1997, the borrower filed a lawsuit against attorneys for the Association, attorneys for the other financial institution, and two United States Bankruptcy Judges in which the borrower alleges that the defendants have conspired against him and his corporations by allowing the Association to obtain judgments against him and his various corporations.

      The Association and its officers continue to deny any liability in the above described cases and continue to vigorously defend against the claims. However, based on the advice of legal counsel, the Association is unable to give an opinion as to the likely outcome of the litigation or estimate the amount or range of potential loss, if any.


12.   REGULATORY CAPITAL REQUIREMENTS

      The Association is subject to various regulatory capital requirements imposed by the federal financial institution agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios. Under regulations of the OTS, the Association must have: (i) core capital equal to 3% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets and (iii) total capital equal to 8.0% of risk-weighted assets. In measuring compliance with all three capital standards,  institutions  must deduct  from their  capital  (with  several exceptions primarily for mortgage banking subsidiaries and insured depository institution subsidiaries) their investments in, and advances to, subsidiaries engaged (as principal) in activities not permissible for national banks, and certain other adjustments. Management believes, as of June 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

      The following is a reconciliation of the Association's equity reported in the consolidated financial statements under generally accepted accounting principles to OTS regulatory capital requirements (dollars in thousands):

                                                           Tangible       Core       Risk-Based
                                                           Capital       Capital      Capital
                                                           ---------    ---------    ---------
June 30, 1997
  Total equity as reported in the consolidated financial
    statements                                             $ 172,894    $ 172,894    $ 172,894
  General allowance for loan losses                             --           --          5,936
  Unrealized loss on available for sale securities            (3,951)      (3,951)      (3,951)
  Investments not includable in regulatory capital            (1,716)      (1,716)      (1,746)
                                                           ---------    ---------    ---------

Regulatory capital                                         $ 167,227    $ 167,227    $ 173,133
                                                           =========    =========    =========

June 30, 1996
  Total equity as reported in the consolidated financial
    statements                                             $ 161,163    $ 161,163    $ 161,163
  General allowance for loan losses
                                                                --           --          4,770
  Unrealized loss on available for sale securities
                                                                (787)        (787)        (787)
  Investments not includable in regulatory capital
                                                              (1,587)      (1,587)      (1,667)
                                                           ---------    ---------    ---------

Regulatory capital                                         $ 158,789    $ 158,789    $ 163,479
                                                           =========    =========    =========

      The Association's actual and required capital amounts and ratios are summarized as follows (in thousands):

                                                                                                Minimum
                                                                     Actual                   Requirement
                                                           ---------------------------  ------------------------
                                                               Amount        Ratio         Amount       Ratio
June 30, 1997
  Tangible capital (to total assets)                           $167,227      18.9%       $13,291         1.5%
  Core capital (to adjusted total assets)                      $167,227      18.9%       $26,582         3.0%
  Risk-based capital (to risk-weighted assets)                 $173,133      36.5%       $37,960         8.0%

June 30, 1996
  Tangible capital (to total assets)                           $158,789      22.3%       $10,667         1.5%
  Core capital (to adjusted total assets)                      $158,789      22.3%       $21,332         3.0%
  Risk-based capital (to risk-weighted assets)                 $163,479      42.9%       $30,462         8.0%

      As of June 30, 1997 and 1996, the most recent respective notifications from the OTS classified the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the Association's category. To be categorized as well capitalized, the Association must maintain minimum ratios of total capital to risk-weighted assets, core capital to risk-weighted assets and core capital to adjusted total assets.

      The Association's actual and minimum capital requirements to be well capitalized under prompt corrective action provisions are as follows (dollars in thousands):

                                                                                               Minimum
                                                                   Actual                    Requirement
                                                         ---------------------------   -------------------------
                                                              Amount        Ratio         Amount       Ratio
June 30, 1997
  Tier I Capital (to adjusted total assets)                   $167,227     18.9%        $44,303         5.0%
  Tier I Capital (to risk-weighted assets)                    $167,227     35.2%        $28,470         6.0%
  Total Capital (to risk-weighted assets)                     $173,133     36.5%        $47,450        10.0%

June 30, 1996
  Tier I Capital (to adjusted total assets)                   $158,789     22.3%        $35,555         5.0%
  Tier I Capital (to risk-weighted assets)                    $158,789     41.7%        $22,847         6.0%
  Total Capital (to risk-weighted assets)                     $163,479     42.9%        $38,078        10.0%

      On September 30, 1996, legislation was enacted to recapitalize the Savings Association Insurance Fund. The effect of this legislation is to require a one-time assessment on all federally insured savings associations' deposits and was levied by the Federal Depository Insurance Corporation ("FDIC") at .657% of insured deposits at June 30, 1996. The amount of the Association's assessment was approximately $3.1 million. The assessment was accrued as a charge to earnings in the quarter ended September 30, 1996 and paid on November 27, 1996.

13.   FAIR VALUE DISCLOSURE

      The carrying and estimated fair value amounts of financial instruments as of June 30, 1997 and 1996, are summarized below:

                                              1997                                       1996
                             ----------------------------------------   ----------------------------------------
                                  Carrying            Estimated              Carrying            Estimated
                                   Amount            Fair Value               Amount            Fair Value
Assets:
  Cash and cash
    equivalents                   $   31,370,359      $   31,370,359        $     9,605,598     $     9,605,598
 Securities available
   for sale                          175,710,104         175,710,104            248,445,333         248,445,333
  Loans receivable                   658,323,320         653,393,693            505,130,813         491,177,000
  Stock of Federal
    Home Loan Bank
    of Atlanta                         6,450,000           6,450,000              5,062,100           5,062,100
  Other assets                         6,151,280           6,151,280              5,907,147           5,907,147
Liabilities:
  Demand deposits                 $   73,567,414      $   73,567,414         $   70,419,963      $   70,419,963
  Time deposits                      370,272,128         370,720,757            378,150,953         380,838,000
  Other borrowed funds               277,000,000         277,354,949             85,000,000          84,975,000
  Other liabilities                    4,961,756           4,961,756              4,361,974           4,361,974

      Cash and cash equivalents have maturities of three months or less, and accordingly, the stated amount of such instruments is deemed to be a reasonable estimate of fair value. The fair value of securities is based on quoted market prices obtained from independent pricing services. The fair values of loans, time deposits and other borrowings are estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve and other applicable market rates to approximate current entry-value interest rates applicable to each category of such financial instruments. Investment in stock of the Federal Home Loan Bank is required by law for every federally insured savings institution. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the stated amount is deemed to be a reasonable estimate of fair value. Other assets primarily represent accrued interest receivable; other liabilities primarily represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the stated amounts of such instruments are deemed to be a reasonable estimate of fair value.

      The Company had off-balance sheet financial commitments to originate loans and fund unused consumer lines of credit (see Note 11) of $29.0 million and $31.0 million at June 30, 1997 and 1996, respectively. Since the loan commitments are at interest rates that approximate current market rates, the estimated fair value of the commitments have no other financial statement impact.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would significantly affect the estimates. Further, the fair value estimates were calculated as of June 30, 1997 and 1996. Changes in market interest rates and prepayment assumptions could change significantly the fair value.

      Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has significant assets and liabilities that are not considered financial assets or liabilities including real estate, deferred tax liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

14.   SPECIAL DISTRIBUTION TO SHAREHOLDERS

      On March 18, 1997, the Company paid to its shareholders a special distribution of $78.9 million, or $5 per share. The Company has determined that 95% of all shareholder distributions during the year represent a return of shareholder capital. Consequently, the return of capital portion has been reflected in the Company's financial records as a reduction of additional paid-in capital and the remainder has been reflected as a reduction of retained income.

15.   HFNC FINANCIAL CORP.

      The following condensed statements of financial condition, as of June 30, 1997 and 1996 and condensed statements of income and cash flows for the year ended June 30, 1997 and for the period from August 29, 1995 (date of incorporation) to June 30, 1996 for HFNC Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

        Statement of Financial Position                 1997            1996
Assets

Cash and cash equivalents                          $     42,904     $    553,980
Equity investment in subsidiaries                   188,324,313      245,950,476
Deferred tax asset                                      990,521             --
                                                   ------------     ------------
Total                                              $189,357,738     $246,504,456
                                                   ============     ============

Liabilities and Shareholders' Equity

Note payable                                       $ 28,000,000
Other liabilities                                       297,821
Shareholders' equity                                161,059,917     $246,504,456
                                                   ------------     ------------

Total                                              $189,357,738     $246,504,456
                                                   ============     ============


                                     - 46 -

                    Statement of Income                    1997          1996
Dividends from subsidiaries                           $ 75,912,925        $ 50,000
Interest income                                             14,365           3,980
                                                      ------------    ------------
Total income                                            75,927,290          53,980
                                                      ------------    ------------

Interest expense                                           651,778            --
Other expense                                              674,150            --
                                                      ------------    ------------
Total expense                                            1,325,928            --

Income before taxes and equity in
  undistributed earnings of subsidiaries                74,601,362          53,980
Income tax benefit                                         988,963            --
                                                      ------------    ------------
Income before equity in earnings of subsidiaries        75,590,325          53,980

Equity in undistributed earnings of subsidiaries
(excess of dividends from subsidiaries over
earnings from subsidiaries)                            (68,226,644)      7,520,122
                                                      ------------    ------------
Total                                                 $  7,363,681    $  7,574,102
                                                      ============    ============
                        Statement of Cash Flows                       1997            1996
Operating activities:
  Net income                                                    $  7,363,681     $   7,574,102
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Deferred income tax benefit                                       (990,521)            --
  Dividends on unallocated ESOP and MRRP shares, net              (6,394,971)            --
  Amortization of unearned stock compensation                      3,764,021             --
  Increase in other liabilities                                      297,821
  Equity in undistributed earnings of subsidiaries
   (excess of dividends from subsidiaries over earnings
   from subsidiaries)                                             68,226,644        (7,520,122)
                                                                -------------    -------------

Net cash provided by operating activities                         72,266,675            53,980

Investing activities:
  Purchase of capital stock of subsidiaries                              --       (167,937,938)
                                                                -------------    -------------

Net cash used in investing activities                                    --       (167,887,938)
                                                                -------------    -------------

Financing activities:
  Net proceeds from sale of common stock                                 --        168,437,938
  Proceeds from note payable                                       28,000,000            --
  Dividends paid                                                  (83,071,050)           --
  Purchases of restricted stock for benefit plans                 (17,706,701)           --
                                                                -------------    -------------

Net cash (used in ) provided by financing activities              (72,777,751)     168,437,938

Net increase in cash and cash equivalents                            (511,076)         553,980
Cash and cash equivalents at beginning of period                      553,980             --
                                                                -------------    -------------

Cash and cash equivalents at end of period                      $      42,904    $     553,980
                                                                =============    =============


                                   **********

                             Shareholder Information

--------------------------------------------------------------------------------

     HFNC Financial Corp. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, Home Federal Savings and Loan Association. The Association is a federally-chartered, SAIF-insured savings institution operating through its main office and eight branch offices and a loan origination office. The Company's headquarters are located at 139 South Tryon Street, Charlotte, North Carolina 28202.

               -------------------------------------------------
                           TRANSFER AGENT / REGISTRAR
               -------------------------------------------------
                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016

--------------------------------------------------------------------------------

                              Shareholder Requests

--------------------------------------------------------------------------------

     Shareholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Registrar and Transfer Company.

     Requests for annual reports, quarterly reports and related shareholder literature should be directed to Corporate Secretary, HFNC Financial Corp., 139 South Tryon Street, Charlotte, North Carolina 28202.

                            Common Stock Information

--------------------------------------------------------------------------------

     Shares of HFNC Financial Corp.'s common stock are traded nationally under the symbol "HFNC" on the Nasdaq National Market System. At September 5, 1997, the Company had 17,192,500 shares of common stock outstanding and had approximately 2,625 shareholders of record. Such holdings do not reflect the number of beneficial owners of common stock.

     The following table sets forth the reported high and low sale prices of a share of the Company's common stock as reported by Nasdaq (the common stock commenced trading on the Nasdaq National Market System on December 28,
     1995).

-----------------------------------------------------------------------------------------------------------------
 QUARTER ENDED                 FISCAL YEAR ENDED JUNE 30, 1997             FISCAL YEAR ENDED JUNE 30, 1996
-----------------------------------------------------------------------------------------------------------------
                              HIGH           LOW         DIVIDEND         HIGH           LOW         DIVIDEND
                         ----------------------------------------------------------------------------------------
  September 30               $18.38        $15.75         $0.05              -             -              -

  December 31                 18.13         17.00          0.07         $13.38        $12.63              -

  March 31                    22.25         16.63          5.07          15.13         12.88              -

  June 30                     19.88         15.88          0.07          16.63         13.75              -

-----------------------------------------------------------------------------------------------------------------