Form 10-K/A, Exhibit 13
period 1997-06-30
HFNC FINANCIAL CORP
filed 1998-06-19
CIK 1001582

TYPE: EX-13.0
SEQUENCE: 2
DESCRIPTION: 1997 Annual Report to Stockholders

The following pages are being filed in response to comments from the Securities and Exchange Commission.

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


/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP
Charlotte, North Carolina

August 12, 1997

Selected Quarterly Financial Data

The accompanying table presents condensed quarterly information for the two year period ended June 30, 1997.

                                                                      Fiscal Year Ended June 30, 1997
                                                     ------------------------------------------------------------------
                                                     First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                                      ------------     ------------      ------------     ------------
Interest income .................................     $ 15,641,312     $ 16,543,616      $ 16,616,311     $ 16,514,417
Interest expense ................................        7,729,846        8,488,904         8,707,509        9,692,451
                                                      ------------     ------------      ------------     ------------
Net interest income .............................        7,911,466        8,054,712         7,908,802        6,821,966
Provision for loan losses (recovery of allowance)          374,397         (413,531)          239,283         (259,435)
Other income ....................................          311,605          320,434           313,556          256,258
Other expense ...................................        6,585,751        4,423,646         4,943,501        4,031,723
                                                      ------------     ------------      ------------     ------------
Income before income taxes ......................        1,262,923        4,365,031         3,039,574        3,305,936
Income taxes ....................................          486,225        1,680,537         1,170,236        1,272,785
                                                      ------------     ------------      ------------     ------------
Net income ......................................     $    776,698     $  2,684,494      $  1,869,338     $  2,033,151
                                                      ============     ============      ============     ============

Net income per common share:
  Basic .........................................     $       0.05     $       0.16      $       0.12     $       0.13
  Diluted .......................................     $       0.05     $       0.16      $       0.11     $       0.12

                                                                       Fiscal Year Ended June 30, 1996
                                                      ------------------------------------------------------------------
                                                      First Quarter     Second Quarter   Third Quarter    Fourth Quarter
                                                       ------------      ------------     ------------     ------------
Interest income ..................................     $ 11,556,420      $ 12,137,369     $ 13,776,001     $ 14,672,258
Interest expense .................................        7,330,536         7,384,749        6,430,038        6,863,234
                                                       ------------      ------------     ------------     ------------
Net interest income ..............................        4,225,884         4,752,620        7,345,963        7,809,024
Provision for loan losses (recovery of allowance)          (141,892)          161,081          250,447           67,321
Other income .....................................        1,014,356           293,258          310,443          198,540
Other expense ....................................        2,983,130         3,303,127        3,054,715        3,082,213
                                                       ------------      ------------     ------------     ------------
Income before income taxes and cumulative
  effect of a change in accounting principle .....        2,399,002         1,581,670        4,351,244        4,858,030
Income taxes .....................................          902,936           525,639        1,772,803        1,364,466
                                                       ------------      ------------     ------------     ------------
Income before cumulative effect of a change
  in accounting principle ........................        1,496,066         1,056,031        2,578,441        3,493,564
Cumulative effect on prior years of a change in
  accounting principle (net of income tax benefit)        1,050,000              --               --               --
                                                       ------------      ------------     ------------     ------------
Net income .......................................     $    446,066      $  1,056,031     $  2,578,441     $  3,493,564
                                                       ============      ============     ============     ============
Net income per common share:
  Basic ..........................................              n/a               n/a     $       0.16     $       0.21
  Diluted ........................................              n/a               n/a     $       0.16     $       0.21
